SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2)
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

Filing by:

HUB INTERNATIONAL LIMITED

(Name of Registrant as Specified In Its Charter)

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March 31, 2003

Dear Shareholder:

     You are cordially invited to attend the Annual and Special Meeting of Shareholders of Hub International Limited to be held on Tuesday, May 6, 2003 at 9:30 a.m., Central time, at The Harold Washington Library Center, 400 South State Street, Chicago, IL 60605.

     Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual and Special Meeting and Proxy Circular and Statement dated March 31, 2003 and first being mailed to shareholders on or about April 2, 2003.

     We hope that you are planning to attend the meeting personally. Whether or not you are able to attend, it is important that your common shares are represented at the meeting. Accordingly, you may vote the common shares you own in any one of three ways: (1) by completing, signing and returning the accompanying proxy in the enclosed postage-paid envelope or by facsimile; (2) by following the instructions for telephone voting in the accompanying Proxy Circular and Statement; or (3) by following the instructions for Internet voting in the accompanying Proxy Circular and Statement. Regardless of the number of common shares you own, your vote is important. Thank you for your continued interest in our company.

Sincerely,

Martin P. Hughes
Chairman and Chief Executive Officer

55 E. Jackson Boulevard, Chicago, Illinois 60604

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

May 6, 2003

     NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of Shareholders (the “Meeting”) of Hub International Limited (the “Corporation”), will be held on Tuesday, May 6, 2003 at 9:30 a.m., Central time, at The Harold Washington Library Center, 400 South State Street, Chicago, IL 60605 for the following purposes:

1.	to receive the financial statements of the Corporation for the fiscal year ended December 31, 2002 together with the independent auditors’ report thereon;

2.	to elect directors for the ensuing year;

3.	to appoint PricewaterhouseCoopers LLP as our independent auditors and to authorize the directors to fix the compensation to be paid to the auditors;

4.	to approve amendments to the Hub International Limited Equity Incentive Plan; and

5.	to transact such other business as may properly come before the Meeting and any adjournment thereof.

     You are invited to vote your common shares in any one of three ways: (1) by completing, signing and returning the accompanying proxy in the enclosed postage-paid envelope or by facsimile; (2) by following the instructions for telephone voting in the accompanying Proxy Circular and Statement; or (3) by following the instructions for Internet voting in the accompanying Proxy Circular and Statement. Regardless of the number of common shares you own, your vote is important. Thank you for your continued interest in our company.

By Order of the Board of Directors,

W. Kirk James
Vice President, General Counsel and Secretary

Dated: March 31, 2003

PROXY CIRCULAR AND STATEMENT

Unless the context requires otherwise, the “Corporation,” “we,” “our,” and “us,” refer to Hub International Limited and its consolidated subsidiaries.

PROXY SOLICITATION

The information contained in this Proxy Circular and Statement, which is a management information circular under Canadian law, is furnished in connection with the solicitation of proxies to be used at our Annual and Special Meeting of Shareholders (the “Meeting”) to be held on May 6, 2003 at 9:30 a.m., Central time, at The Harold Washington Library Center, 400 South State Street, Chicago, IL 60605, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. The enclosed proxy is solicited by or on behalf of our management.

This Proxy Circular and Statement and the accompanying form of proxy is first being mailed on or about April 2, 2003 to our shareholders of record as of the close of business on March 18, 2003 (the “Record Date”). The information contained herein is given as of the Record Date, except where otherwise noted. Shareholders who are unable to be present at the Meeting may vote through the use of proxies or by the other methods for voting described under “Voting of Proxies” below.

The cost of soliciting proxies will be borne by us. We will reimburse brokers, custodians, nominees and other fiduciaries for their reasonable charges and expenses incurred in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, facsimile, telephone and Internet, certain of our officers and employees may solicit proxies personally or by a means of telecommunication. These persons will receive no compensation therefore beyond their regular compensation.

VOTING OF PROXIES

Proxies executed properly and returned, and not revoked, will be voted at the Meeting. If instructions are given, the proxies will be voted or withheld from voting in accordance with the instructions. If no instructions are given but the proxies are executed properly and returned, and not revoked, the proxies will be voted (1) “FOR” the election of directors for the ensuing year; (2) “FOR” the appointment of PricewaterhouseCoopers LLP as our auditors and authorization of the directors to fix the compensation to be paid to the auditors; and (3) “FOR” the amendments to the Hub International Limited Equity Incentive Plan (the “Equity Incentive Plan”).

The enclosed form of proxy confers discretionary authority upon the persons named in the proxy with respect to voting on amendments to, or variations of, matters identified in the Notice of Meeting and on other matters that may properly come before the Meeting or any adjournment thereof. At the time of the printing of this Proxy Circular and Statement, we know of no such amendment, variation or other matter expected to come before the Meeting. If any other matters should properly come before the Meeting, the persons named in the enclosed form of proxy will vote on them in accordance with their best judgment.

Shareholders who hold their common shares directly (“Registered Shareholders”) as of the Record Date will find a form of proxy accompanying this Proxy Circular and Statement. Common shares may also be registered in the name of an intermediary such as a bank, trust company, securities dealer or broker or a trustee or administrator of a retirement, savings or similar plan (an “Intermediary”) or in the name of a clearing agency of which the Intermediary is a participant. We have distributed copies of this Proxy Circular and Statement to Intermediaries for distribution to the beneficial owners of our common shares (the “Beneficial Shareholders”) for whom the Intermediaries act and who have not waived their right to receive such materials. Beneficial Shareholders may be forwarded either a proxy already signed by the Intermediary or a voting instruction form to allow them to direct the voting of our common shares they beneficially own.

Registered Shareholders and Beneficial Shareholders may provide their voting instructions in one of three ways: (i) by returning by mail or facsimile the form of proxy or the voting instruction form accompanying this Proxy Circular and Statement; (ii) use of the telephone voting procedures outlined below; or (iii) use of the Internet voting procedures outlined below. Shareholders wishing to appoint another person as a proxy other than the management nominees named on the proxy form may do so by inserting such other person’s name in the blank space provided in the enclosed proxy. Shareholders wishing to appoint a person as a proxy other than the management nominees named on the proxy form will not be able to do so using the telephonic or Internet voting procedures outlined below. Should a Beneficial Shareholder wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Beneficial Shareholder), the Beneficial Shareholder should strike out the names of the persons named in the proxy and insert the Beneficial Shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on the form. In either case, Beneficial Shareholders should carefully follow the instructions of their Intermediaries and their service companies.

Voting By Mail or Facsimile. A completed, signed and dated form of proxy or voting instruction form may be returned in the postage paid envelopes accompanying them. Shareholders who mail their proxies must ensure that their proxies are received by our transfer agent, CIBC Mellon Trust Company at Proxy Department, 200 Queen’s Quay East, Unit 6, Toronto, Ontario, M5A 4K9 or by facsimile to 1-416-368-2502 no later than 24 hours prior to the time fixed for holding the Meeting (by 9:30 a.m. Central time on May 5, 2003) (or any adjournment thereof).

Telephone Voting. A Registered Shareholder may vote by telephone using a touch-tone telephone by dialing the following toll-free number: 1-877-290-3210. Beneficial Shareholders should follow instructions for telephone voting conveyed to them by their Intermediaries. A shareholder will be asked to provide the shareholder’s 12- or 13-digit Control Number in order to verify the shareholder’s identity. (See “Control Numbers” below for more details). Voting instructions are then conveyed by use of touch-tone selections over the telephone. Shareholders may vote by telephone up to 24 hours prior to the time fixed for holding the Meeting (by 9:30 a.m. Central time on May 5, 2003) (or any adjournment thereof).

Internet Voting. A Registered Shareholder may vote by Internet by accessing the following website: www.proxyvoting.com/hub. Beneficial Shareholders should follow instructions for Internet voting conveyed to them by their Intermediaries. The shareholder will be asked to provide the Shareholder’s 12- or 13-digit Control Number in order to verify the Registered Shareholder’s identity (see “Control Numbers” below for more details). Voting instructions are then conveyed electronically by the shareholder over the Internet. Shareholders may vote by Internet up to 24 hours prior to the time fixed for holding the Meeting (by 9:30 a.m. Central time on May 5, 2003) (or any adjournment thereof). Information contained in or otherwise accessible through the websites referred to herein does not form a part of this Proxy Circular and Statement. All such website references are inactive textual references only.

Control Numbers. As noted above, in order to vote by telephone or Internet, shareholders will be required to enter a 12- or 13- digit Control Number. The type of Control Number provided to each shareholder will vary depending upon the manner in which the shareholder owns his or her common shares. Registered Shareholders will have received a form of proxy, which contains a 13-digit Control Number located in the bottom left of their proxy card. Most Beneficial Shareholders will receive written instructions from their Intermediaries, which contain a 12-digit Control Number. Some shareholders may own common shares as both a Registered Shareholder and as a Beneficial Shareholder. If you own common shares as both a Registered Shareholder and a Beneficial Shareholder, you will need to vote separately as a Registered Shareholder and as a Beneficial Shareholder, using the applicable Control Number that has been furnished to you for common shares registered in your own name and for common shares you hold beneficially through an Intermediary.

REVOCATION OF PROXIES

A Registered Shareholder who has given a proxy may revoke the proxy by:

(a)	completing and signing a proxy bearing a later date and depositing it with CIBC Mellon Trust Company as described above;

(b)	depositing an instrument in writing executed by the shareholder or by his or her attorney authorized in writing, or if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either:

(i)	at our registered office at 8 Nelson Street West, Brampton, Ontario, L6X 4J2 at any time up to and including 4:30 p.m., Central time, on the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or

(ii)	with the chair or secretary of the meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment thereof; or

(c)	any other manner permitted by law.

A Beneficial Shareholder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting.

VOTE REQUIRED

Abstentions and directions to withhold authority are counted as shareholders present in the determination of whether the shareholders represented at the Meeting constitute a quorum. Abstentions are not counted in tabulations of the votes cast on proposals presented to shareholders. Broker non-votes are not counted as present in the determination of whether the shareholders represented at the Meeting constitute a quorum, and brokers are deemed not entitled to vote on proposals for which brokers do not have discretionary authority (non-routine matters). An automated system administered by our transfer agent will be used to tabulate the votes.

VOTING SHARES

As of the Record Date, we had 29,036,711 common shares outstanding. Each common share carries one vote per share at all meetings of shareholders. Each holder of our common shares as of the Record Date will be entitled to vote at the Meeting or any adjournment thereof, either in person or by proxy, except to the extent that such holder has transferred any such shares after the Record Date and the transferee of such shares establishes ownership of them and demands, not later than 10 days before the Meeting, to be included in the list of shareholders entitled to vote at the Meeting, in which case the transferee is entitled to vote such shares. Two shareholders represented in person or by proxy constitute a quorum at any meeting of our shareholders.

To the knowledge of our directors and officers, the only person or company who beneficially owns, directly or indirectly, or exercises control or direction over, securities of the Corporation carrying more than 10% of the voting rights attached to any class of outstanding voting securities is Fairfax Financial Holdings Limited (“Fairfax”). Directly and through certain subsidiaries, Fairfax beneficially owns or controls 34.5% of our common shares, which is comprised of an aggregate of 7,953,966 of our common shares, which represents 27% of our outstanding common shares, and common shares issuable upon conversion of $35 million of our subordinated convertible notes (the “Fairfax Notes”), which Fairfax can convert at any time into our common shares at C$17.00 per share. As of the date of this Proxy Circular and Statement, Fairfax had not converted the Fairfax Notes.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT

At the Meeting, we will submit our audited consolidated financial statements for the year ended December 31, 2002, and the related report of our independent auditors, to our shareholders. No vote will be taken regarding the financial statements.

REPORTING CURRENCY

All references in this Proxy Circular and Statement to “dollars” or “$” are to U. S. dollars and all references to “C$” are to Canadian dollars.

SUBMITTING YOUR PROPOSALS FOR THE 2004 ANNUAL MEETING

If you would like to submit a proposal for a vote by our shareholders at our 2004 Annual Meeting of Shareholders you must send your proposal to our Secretary at Hub International Limited, 55 East Jackson Boulevard, Chicago, Illinois, 60604. We may omit your proposal from next year’s Proxy Circular and Statement under applicable law if it is not received by our Secretary at the address noted above by March 7, 2004.

If you would like to submit a proposal for a meeting of shareholders other than a regularly scheduled annual meeting, the proposal must be received by our Secretary at the address noted above at least 60 days before such meeting.

ELECTION OF DIRECTORS

General

Under our Articles of Incorporation, we are authorized to have between three and ten directors. At the 2000 Annual and Special Meeting of Shareholders, it was resolved that our Board of Directors would be comprised of seven directors and that the directors are authorized to determine that the size of the Board be increased by up to two directors and appoint such directors as may be required to fill any vacancies created by such increase, without further approval of our shareholders. Each director currently serves until the next Annual Meeting of Shareholders or until his successor is duly elected and qualified. Our Board of Directors is currently comprised of eight directors.

The number of directors to be elected at the Meeting is nine. The names of the nominees for director and certain information about each of them are set out below. With the exception of Frank S. Wilkinson, all such nominees are now directors and have been directors since the dates indicated below. Management does not contemplate that any of the proposed nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the management representatives designated in the enclosed form of proxy reserve the right to vote for another nominee at their discretion.

Shareholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the our Secretary at 55 East Jackson Boulevard, Chicago, Illinois, 60604, giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The nine nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Meeting will be elected as directors.

		Director	Principal Occupation or Position with the
Name	Age	Since	Corporation and Significant Affiliates

Martin P. Hughes	54	1999	Chairman, Chief Executive Officer
Richard A. Gulliver	47	1998	President, Chief Operating Officer
Bruce D. Guthart	47	2001	President, U.S. Operations
R. Craig Barton	48	1998	President, Canadian Operations
Jean Martin	56	1998	Vice President
Anthony F. Griffiths(1)	72	1998	Independent Consultant
Paul Murray(1)	71	1999	President, Pinesmoke Investments Ltd.
Bradley P. Martin(1)(2)	43	2002	Vice-President, Fairfax Financial Holdings Limited
Frank S. Wilkinson(1)	63	Proposed	Independent Consultant

(1)	Member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee (in the case of Frank S. Wilkinson, to be appointed by the Board as a member of each such committee following his election as a director at the Meeting).

(2)	Following the election of Frank S. Wilkinson as director, Bradley P. Martin will resign as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and Mr. Wilkinson will be appointed a member of each such committee.

For information as to the number of our common shares held by each individual nominated for director please see “Securities Ownership of Management and Certain Beneficial Owners.”

Martin P. Hughes has served as our Chairman, Chief Executive Officer and a director since December 1999. In 1973, Mr. Hughes joined Mack and Parker, Inc. for which he served as Chairman from 1999 to 2001 and as President from 1990 to 1999. Mr. Hughes previously served as Chairman of Assurex International, a worldwide insurance service organization, as director of the Assurex Marketing Group and as a director of the Council of Insurance Agents and Brokers.

Richard A. Gulliver has served as our President and a director since November 1998, and as our Chief Operating Officer from December 1999 to the present and as our Chief Executive Officer from January 1999 to December 1999. Prior to joining us, Mr. Gulliver served as President of The Hub Group (Ontario) from 1997 to 1998 and of its subsidiary, Gulliver Insurance Brokers Ltd., from 1986 to 1998. In 1995, Mr. Gulliver and others collaborated to form Insurance Network Solutions Inc., a company for which Mr. Gulliver served as President from 1995 to 1997. Mr. Gulliver holds his designation from the Insurance Institute of Canada and is a Canadian Certified Insurance Broker.

Bruce D. Guthart has served as our President, U.S. Operations and a director since August 2001. Mr. Guthart also holds the position of President of Kaye Insurance Group Inc. (Kaye), one of our subsidiaries, a position he has held since its formation in 1993. He was also appointed Chief Executive Officer of Kaye in 1996 and its Chairman in 1997. Mr. Guthart is also the Chairman and Chief Executive Officer of Old Lyme Insurance Company of Rhode Island, Inc. and a director of Old Lyme Insurance Company Ltd., former subsidiaries of Kaye, now owned by Fairfax. Mr. Guthart is a Director of the Council of Insurance Agents and Brokers.

R. Craig Barton has served as our President, Canadian Operations since November 2001 and as a director since November 1998. He has been the President and Chief Executive Officer of Barton Insurance Brokers Ltd. (Barton Insurance), one of our subsidiaries, since 1988.

Jean Martin has been our Vice President and a director since November 1998. He has served as President of Martin Assurance & Gestion de Risques Inc. (Martin Assurance), one of our subsidiaries, and its predecessor companies, for the past 20 years.

Anthony F. Griffiths has served as a director since December 1998. He is currently an independent business consultant and corporate director. Prior to being an independent consultant, Mr. Griffiths was the Chairman of Mitel Corporation, a telecommunications company, a position he held from 1987 to 1993, and also President and Chief Executive Officer from 1991 to 1993. He is currently a director of various operating subsidiaries of Fairfax and of Alliance Atlantis Communications Inc., Leitch Technology Corporation, QLT Inc. and Russel Metals Inc.

Paul Murray has served as a director since January 1999. He has been President of Pinesmoke Investments Ltd., an investment company based in Toronto, Ontario, since 1985. From 1990 to 1998 Mr. Murray served as President, Secretary and Treasurer of Lockwood Manufacturing Inc. of Brantford, Ontario. Mr. Murray is a chartered accountant.

Bradley P. Martin was elected to our Board of Directors in May 2002. He has served as a Vice President of Fairfax since June 1998. Prior to that, Mr. Martin was a partner at the law firm of Torys LLP in Toronto, Ontario since 1995.

Frank S. Wilkinson is a nominee for directorship for the first time this year. Mr. Wilkinson was employed by E.W. Blanch Holdings, Inc., a publicly-held corporation providing customized risk management solutions from 1969 until 2000, where he held various titles including Executive Vice President before being named Vice Chairman in 1982. Mr. Wilkinson retired from E.W. Blanch in 2000 and is currently an independent business consultant and director involved with several not-for-profit organizations.

Our Board of Directors recommends that our shareholders vote FOR the election of directors for the ensuing year. Unless otherwise directed, the management representatives designated in the enclosed form of proxy intend to vote FOR the election of directors for the ensuing year.

MANAGEMENT

As of December 31, 2002, the names of our executive officers, their ages, offices currently held were as follows:

Name	Age	Office Currently Held with the Corporation

Martin P. Hughes	54	Chairman, Chief Executive Officer
Richard A. Gulliver	47	President, Chief Operating Officer
Bruce D. Guthart	47	President, U.S. Operations
R. Craig Barton	48	President, Canadian Operations
W. Kirk James	47	Vice President, Secretary and General Counsel
Dennis J. Pauls	42	Vice President and Chief Financial Officer
Jean Martin	56	Vice President
Michael P. Sabanos	46	Director, Mergers and Acquisitions

For biographical information of our executive officers that are also nominees for director please see “Election of Directors.”

W. Kirk James has served as our Vice President, Secretary and General Counsel since December 1999. Mr. James has practiced law for 21 years and is a member of the Law Society of Upper Canada (Ontario). Prior to joining us, Mr. James was a corporate lawyer and partner with the law firm McKenzie, Lake, in London, Ontario from 1991 to 1999.

Dennis J. Pauls has served as our Chief Financial Officer and as Vice President since February 1999 and December 1999, respectively. Mr. Pauls served as Chief Financial Officer of The Hub Group (Ontario) Inc. and its subsidiary, Gulliver Insurance Brokers Ltd., from 1991 to 1999, where he participated in planning the initial organization and structure of our company. Mr. Pauls is a chartered accountant.

Michael P. Sabanos has served as our Director of Mergers and Acquisitions since December 2002. Mr. Sabanos has also held the position of Executive Vice President and Chief Financial Officer of Kaye since 1999, and its Senior Vice President since joining Kaye in 1996. Mr. Sabanos is also the Executive Vice President and Chief Financial Officer of Old Lyme Insurance Company of Rhode Island, Inc. and a director of Old Lyme Insurance Company, Ltd., former subsidiaries of Kaye Group, Inc., that are now owned by Fairfax.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our capital stock, comprised solely of common shares, as of the Record Date held by:

•	all those known by us to be beneficial owners of more than five percent of our outstanding common shares;

•	our executive officers;

•	each of our directors and nominees for director; and

•	all of our executive officers, directors and nominees as a group.

Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the “Securities and Exchange Commission”) that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and investment control with respect to all shares beneficially owned by them.

	Amount and Nature of
Name of Beneficial Owner(1)	Beneficial Ownership	Percent of Class

Fairfax Financial Holdings Limited(2)	11,101,408	34.5%
R. Craig Barton(3)	624,847	2.2
Martin P. Hughes(4)	540,614	1.9
Bruce D. Guthart(5)	457,279	1.6
Richard A. Gulliver(6)	389,124	1.3
Jean Martin(7)	227,736	*
Dennis J. Pauls(8)	62,656	*
W. Kirk James(9)	37,465	*
Michael P. Sabanos (10)	9,355	*
Paul Murray	2,000	*
Anthony F. Griffiths	4,000	*
Bradley P. Martin	—	—
Frank S. Wilkinson	—	—
Executive officers, directors and nominees as a group	2,355,076	8.1

*	Indicates less than 1%.

(1)	Unless otherwise indicated, the address of such person is c/o Hub International Limited, 55 East Jackson Blvd., Chicago, Illinois, 60604.

(2)	The number of shares shown as beneficially owned was derived from a schedule 13G dated February 14, 2003 filed with the Securities and Exchange Commission by the listed stockholder. The principal business address and principal office address of Fairfax Financial Holdings Limited is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7. Includes (i) 3,248,000 shares issuable upon the conversion of the Fairfax Notes and (ii) 567,353 shares subject to escrow releasable as to 70,920 shares on November 30, 2003 and 496,433 shares on November 30, 2008.

(3)	Includes (i) 86,937 shares allocated under our executive share purchase plan of which 60,856 shares are not vested and which vest as to 10% of the allocated amount per year while employed, (ii) 293,329 shares subject to escrow restrictions which will be released as follows: 46,096 shares each of November 30, 2003, 2005, 2006 and 2007; 62,854 shares on November 30, 2004; and 46,091 shares on November 30, 2008, (iii) 12,610 shares owned by Mr. Barton’s spouse and (iv) 13,571 shares to be issued upon the exercise of stock options exercisable within 90 days.

(4)	Includes (i) 36,883 shares allocated under our executive share purchase plan of which 29,506 are not vested and which vest as to 10% of the allocated amount per year while employed, (ii) 406,948 shares subject to escrow restrictions which will be released as follows: 45,217 shares on each of October 27, 2003 and 2004 and 316,514 shares on September 8, 2008, (iii) 1,566 shares owned by Mr. Hughes’ daughter, and (iv) 50,000 common shares to be issued upon exercise of stock options exercisable within 90 days.

(5)	Includes (i) 439,526 shares subject to escrow restrictions which release 43,953 shares on each of June 30, 2004, 2005 and 2006 and 307,667 shares on June 30, 2011 and (ii) 17,753 shares to issued upon the exercise of stock options exercisable within 90 days.

(6)	Includes (i) 52,444 shares allocated under our executive share purchase plan of which 36,711 shares are not vested and which vest as to 10% of the allocated amount per year while employed, (ii) 235,851 shares subject to escrow restrictions which will be released as follows: 29,481 shares on November 30, 2003 and 206,370 shares on November 30, 2008, (iii) 25,413 shares owned by Mr. Gulliver’s spouse, (iv) 100 shares owned by his son, (v) 100 shares owned by his daughter, and (vi) 41, 667 shares to be issued upon exercise of stock options exercisable within 90 days.

(7)	Includes (i) 6,187 shares allocated under our executive share purchase plan of which 4,331 are not vested and which vest as to 10% of the allocated amount per year while employed, (ii) 176,126 shares subject to escrow restrictions which will be released as follows: 22,016 shares on November 30, 2003 and 154,110 shares on December 6, 2006, (iii) 225 shares owned by Mr. Martin’s spouse, (iv) 200 shares owned by his son, and (v) 966 shares to be issued upon exercise of stock options exercisable within 90 days.

(8)	Includes (i) 22,859 shares subject to escrow restrictions which will be released as follows: 2,804 shares on November 30, 2003; 428 shares on November 30, 2004; and 19,627 shares on November 30, 2008, and (ii) 33,333 shares to be issued upon exercise of stock options exercisable within 90 days.

(9)	Includes (i) 11,765 shares allocated under our executive share purchase plan of which 9,412 are not vested and which vest as to 10% of the allocated amount per year while employed; (ii) 250 shares owned by Mr. James’ spouse, (iii) 100 shares owned by his son, (iv) 100 shares owned by his daughter, and (v) 25,000 shares to be issued upon exercise of stock options exercisable within 90 days.

(10)	Represents 9,355 shares to be issued upon exercise of stock options exercisable within 90 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities and Exchange Act of 1934, as amended, our directors, executive officers, and any persons holding more than ten percent of our common shares are required to report to the Securities and Exchange Commission their initial ownership of our shares and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to us, we believe that during fiscal year 2002, our officers, directors and holders of more than 10 percent of our common shares filed all Section 16(a) reports on a timely basis.

DIRECTOR COMPENSATION

In 2002, non-employee directors were each paid an annual retainer of $3,100 for their services. The Compensation Committee and management reviewed its compensation of directors at the end of fiscal year 2002 and determined that director compensation should be increased. Effective January 1, 2003, each non-employee director will be eligible to receive an annual retainer of $25,000, plus $500 per meeting attended. Our Board of Directors and management believe that our directors’ compensation is appropriate for the commitment and responsibilities of our directors, is commensurate with compensation paid by companies in our peer group of comparable size, and ensures that we can maintain and attract the best individuals for our Board of Directors. Our directors other than non-employee directors are not compensated for their services as directors. Our directors are reimbursed for travel and other out-of-pocket expenses incurred in attending Board or committee meetings or in otherwise being engaged on our business.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

In accordance with applicable law and our By-laws, our business affairs are managed under the direction of our Board of Directors. Our Board held eight meetings during fiscal year 2002. All of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of the Board on which such director served during fiscal year 2002.

The Board has established the following committees to assist the Board in discharging its responsibilities: (i) Audit; (ii) Nominating and Governance; (iii) Compensation; and (iv) Executive.

Charters for all Board committees (except the Executive Committee) and our Corporate Governance Guidelines may be found on the Internet at our website (www.hubinternational.com).

The Board will ensure that all committee members meet the applicable independence requirements of each respective committee charter along with any other applicable legal and regulatory requirement.

Audit Committee — Our Board of Directors has established an Audit Committee, which will be comprised of at least three directors, all of whom must be independent of management and free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment. The Audit Committee met eight times during fiscal 2002. The Audit Committee’s primary responsibilities include overseeing our financial reporting process and audits of our financial statements. This responsibility includes oversight of the quality and integrity of our internal controls and procedures; reviewing annual and quarterly financial statements and related management discussion and analysis; monitoring our compliance with legal and regulatory requirements related to financial reporting; engaging the independent auditor; approving independent audit fees; reviewing the qualifications, performance and independence of our independent auditor; considering the recommendations of the independent auditor; monitoring significant changes in accounting practices; evaluating reports of actual or threatened litigation; and examining improprieties or suspected improprieties with respect to accounting and other matters that impact financial reporting. The Audit Committee has the authority to retain outside counsel or experts to assist it in performing its functions. Our Audit Committee is currently comprised of Messrs. Griffiths, Murray and Mr. Bradley P. Martin. Following the Meeting, Mr. Bradley P. Martin will resign as a member of our Audit Committee and the Board of Directors will appoint Mr. Wilkinson to the Audit Committee. Upon Mr. Wilkinson’s appointment to the Audit Committee, all of the members of the Audit Committee will be independent, as independence is defined in Section 303.01 (B)(2)(a) and (3) of the New York Stock Exchange’s listed Company Manual and the rules proposed by the Securities and Exchange Commission pursuant to Section 301 of the Sarbanes-Oxley Act of 2002.

Nominating and Corporate Governance Committee — Our Nominating and Corporate Governance Committee was established in December 2002 and will be comprised of three directors, all of whom must be independent of management and free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment. The Nominating and Corporate Governance Committee did not meet during 2002. The primary responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors by actively identifying individuals qualified to become Board members; recommending to the Board of Directors the director nominees for election at the next Annual Meeting of Shareholders; monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies; leading the Board and each committee of the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; overseeing compliance with our Code of Business Ethics; and developing, recommending to the Board and administering our Corporate Governance Guidelines, including our response to the rules proposed by the New York Stock Exchange and the guidelines of the Toronto Stock Exchange (the “TSX Guidelines”). Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Griffiths, Murray and Bradley P. Martin. Following the Meeting Mr. Bradley P. Martin will resign as a member of our Nominating and Corporate Governance Committee and the Board of Directors will appoint Mr. Wilkinson to the Nominating and Corporate Governance Committee.

Compensation Committee — Our Board of Directors has established a Compensation Committee, which will be comprised of at least three directors, all of whom must be independent of management and free of any relationship that in the opinion of the Board of Directors, would interfere with the exercise of their business judgment. The Compensation Committee met once during 2002. The Compensation Committee’s primary responsibilities include evaluating and making recommendations to our Board of Directors regarding compensation of certain of our executive officers and directors, Equity Incentive Plan, executive share purchase plan and general policies and programs related to compensation and benefits. Our Compensation Committee is currently comprised of Messrs. Griffiths, Murray and Bradley P. Martin. Following the Meeting, Mr. Bradley P. Martin will resign as a member of our Compensation Committee and the Board of Directors will appoint Mr. Wilkinson to the Compensation Committee.

Executive Committee — Our Board of Directors has established an Executive Committee comprised of certain of our senior executive officers, including Martin P. Hughes, Richard A. Gulliver, Dennis J. Pauls, and W. Kirk James, each representing our head office, as well as the following, each of whom are the heads of our hub brokerages: R. Craig Barton (Barton Insurance), Charles C. Burnham (Burnham Insurance Group, Inc.), Frank C. Hayes (Hub International of California, Inc.), Terri-Anne DiFlorio (Hub Financial Inc.), Roger F. Forystek (Hub International of Indiana Limited), Nelson C. Tilander (The Hub Group (Ontario) Inc.), Bruce D. Guthart (Kaye), Joseph P. Flanagan (Mack and Parker, Inc.), Jean Martin (Martin Assurance), Richard J. Palleschi (C.J. McCarthy Insurance Agency, Inc.) and Lawrence J. Lineker (TOS Insurance Services Ltd.). The Executive Committee meets on a monthly basis and assists management in assessing, developing and exploiting company-wide brokerage opportunities and initiatives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers has served on the Compensation Committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board of Directors.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES AND GUIDELINES

The Board of Directors has adopted certain Corporate Governance Practices and Guidelines to reflect our commitment to good corporate governance and to comply with the corporate governance standards of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange, the TSX Guidelines and other legal requirements.

In furtherance of these goals the Board has adopted a Code of Ethics for Senior Financial Officers and new or revised charter for each of its Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee. In accordance with the proposed rule of changes of New York Stock Exchange, the Board also intends to adopt a Code of Business Conduct and Ethics for Directors, Officers and Employees during fiscal 2003. The Nominating and Corporate Governance Committee will periodically review the Corporate Governance Practices and Guidelines and propose modifications to the Board for consideration as appropriate.

The following highlights some of the Board’s Corporate Governance Practices and Guidelines and other corporate governance principles:

Director Responsibilities

Basic Responsibilities

Our business affairs are managed under the direction of the Board, which represents and is accountable to our shareholders. The Board’s responsibilities are active and not passive and include the responsibility to regularly evaluate our strategic direction, management policies and the effectiveness with which management implements its policies.

The basic responsibility of the directors is to act in good faith and with due care so as to exercise their business judgment on an informed basis in what they reasonably and honestly believe to be in our and our shareholders’ best interests. In discharging that obligation, the directors must inform themselves of all relevant information reasonably available to them. Specifically, the duties of the Board include:

•	adopting a strategic planning process that involves the review of strategic business plans, approval of the annual operating budget and the approval of certain capital expenditures, acquisitions and financings;

•	identifying principal risks and implementing risk management systems;

•	establishing succession planning and monitoring the quality and effectiveness of senior management;

•	reviewing our policy statements, including our internal and external communications policies, and where appropriate, approving the contents of major disclosure documents, including proxy circulars and statements, quarterly reports on Form 10-Q and annual reports on 10-K; and

•	supervising the integrity of our internal control and management information systems, which includes supervising the reliability and integrity of the accounting principles and practices, financial reporting and disclosure practices followed by management.

We have not yet developed formal position descriptions for Board members or the Chief Executive Officer defining the limits to management’s responsibilities or formal corporate objectives for the Chief Executive Officer (as required by the TSX Guidelines), but we intend to do so during fiscal year 2003.

Board and Committee Meetings

Directors are expected to prepare for and use reasonable efforts to participate in all Board meetings and meetings of committees on which they serve. The Board and each committee meets as frequently as necessary to properly discharge their responsibilities, with the full Board and the Audit Committee meeting at least four times per year. The Chair of the Board prepares the agenda for each Board meeting. While the agenda is initially set by the Chair of the Board, each director is free to suggest the inclusion of items on the agenda.

Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting is, to the extent practical, distributed in writing to the directors sufficiently in advance of the meeting to permit meaningful review, and directors are expected to review in detail the provided materials in advance of each meeting.

Meetings of Non-Management Directors

In 2003, non-management directors will commence meeting without management directors at regularly scheduled executive sessions, typically immediately following regularly scheduled Board meetings or on such other dates as they may deem appropriate. The non-management directors designate a director from among their number to preside at all executive sessions of the non-management directors. The Audit Committee which is comprised solely of non-management directors also meets regularly with our independent auditors without management directors present.

Board Interaction with Institutional Investors, Research Analysts and Media

As a general rule, management speaks on our behalf. Comments and other statements from the entire Board, if appropriate, are generally made by the Chair of the Board. In normal circumstances, each director will refer all inquiries from third parties to management.

Composition and Selection of the Board

Size and Composition of the Board of Directors

We are authorized to have between three and ten directors. The current size of the Board is eight members. Nine positions on our Board of Directors are to be elected at the Meeting. The Board believes its size and composition, and its proposed size and composition, are appropriate. The Board will assess from time to time whether its size continues to be appropriate.

Board Membership Criteria

Currently, the Board does not have a majority of directors who meet the criteria for independence required by the New York Stock Exchange or a majority of “unrelated” directors for purposes of the rules and regulations of the Toronto Stock Exchange. Currently, two of eight directors are independent and upon the election and appointment of Frank S. Wilkinson to the Board, three directors out of nine will be considered independent. The Board will monitor its compliance with the New York Stock Exchange, the Toronto Stock Exchange and other legal requirements for director independence on an ongoing basis. We will seek to have a Board of Directors elected at the 2004 Annual Meeting of Shareholders that shall be, in the business judgment of the Board, composed of a majority of independent directors. Each independent director is expected to notify the Chair of the Nominating and Corporate Governance Committee, as soon as reasonably practicable, in the event that his or her personal circumstances change in a manner that may affect the Board’s evaluation of such director’s independence.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole, and whether the Corporation is being well served by the directors taking into account the director’s independence, age, skills, experience and availability for service to us. The Nominating and Corporate Governance Committee will recommend director nominees to the Board in accordance with the policies and principles in its charter. An invitation to join the Board is extended by the Chair of the Board.

Reflection of Interest of Shareholders in Board Composition

Fairfax beneficially owns or exercises control and direction over, directly or indirectly, an aggregate of 34.5% of our outstanding common shares, assuming conversion of the Fairfax Notes held by Fairfax. Accordingly, Fairfax is considered a “significant shareholder” of the Corporation under the TSX Guidelines. Anthony F. Griffiths, who is one of our unrelated directors, is on the Board of Directors of Fairfax and various operating subsidiaries of Fairfax. Bradley P. Martin is an officer of Fairfax and therefore considered a related director. The Board’s only other unrelated director, Paul Murray, and the unrelated nominee for director, Frank S. Wilkinson, do not have any interests in or relationships with either Fairfax or us.

The Board considers that the three unrelated directors and the four directors who also serve as our executive officers and hold a meaningful number or our common shares will ensure that the views of shareholders other than the significant shareholder are brought to and considered by the Board.

Membership on Other Boards

Directors must inform the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the Board of Directors of another public company. No member of the Audit Committee may serve as the member of the Audit Committee for more than three public companies.

Changes in Current Job Responsibility

Directors, including employee directors, who retire from or change the job or the principal responsibility that they held when they were selected to serve on the Board are required to submit their resignation from the Board in order to give the Board an opportunity, through the Nominating and Corporate Governance Committee, to review whether it is appropriate for such director to continue to be a member of the Board under these circumstances.

Term Limits

The Board has not established any term limits to an individual’s membership on the Board. As an alternative to term limits, the Nominating and Corporate Governance Committee, as part of its annual assessment of the composition of the Board, reviews a director’s continuation on the Board.

Director Access to Officers, Employees and Independent Advisors

Access to Management and Employees

Our directors have full and unrestricted access to our officers and employees.

Access to Independent Advisors

The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any of our officers in advance. We will provide sufficient funding to the Board and to each committee, as determined by the Board and each of its committees, to exercise their functions and provide compensation for the services of their advisors and, in the case of the Audit Committee, independent auditors.

Internal Reporting

The Audit Committee encourages submission, and intends to establish procedures for the confidential receipt by officers, under the supervision of the Audit Committee, of complaints and concerns by officers and employees regarding accounting and auditing matters and of reports regarding alleged violations of our Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, Officers and Employees and any other policies or applicable laws. Our senior executive officers are encouraged to initiate direct contact with the Chair of the Audit Committee if they believe that there is a matter that should be brought to the attention of the Board.

Director Orientation and Continuing Education

All new directors must be provided with these Corporate Governance Practices and Guidelines and will participate in our orientation initiatives as soon as practicable after the Annual Meeting of Shareholders at which such directors are elected. The initiatives will include presentations by senior management and outside advisors as appropriate to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues and compliance programs, as well as their fiduciary duties and responsibilities as directors. All other directors are also invited to attend any orientation initiatives.

The Nominating and Corporate Governance Committee and members of our senior management as well as appropriate outside advisors will periodically report to the Board on any significant developments in the law and practice of corporate governance and other matters relating to the duties and responsibilities of directors in general.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth compensation awarded, earned by, or paid to each of our Chief Executive Officer and four other most highly compensated executive officers, referred to as our “Named Executive Officers”, for services rendered by them to us for the fiscal years indicated.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

					Restricted
					Shares or	Securities
				Other Annual	Restricted Share	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Units(#)(2)	Options(#)(3)	Compensation(4)

Martin P. Hughes	2002	$350,000	$350,000	$25,504	—	150,000	$6,000
Chairman and Chief Executive Officer	2001	350,000	350,000	35,734	—	—	—
	2000	350,000	348,261	18,732	36,883	—	—
Richard A. Gulliver	2002	$300,000	$200,000	$21,240	—	125,000	$6,000
President and Chief Operating Officer	2001	250,000	250,000	26,583	—	—	—
	2000	205,268	248,758	32,843	—	—	33,095
Bruce D. Guthart(5)	2002	$500,000	$358,000	$—	—	53,258	$6,000
President, U.S. Operations	2001	250,000	296,000	—	—	—	2,550
R. Craig Barton(6)	2002	$254,719	$390,484	$26,051	—	40,713	$5,863
President, Canadian Operations	2001	258,715	538,452	37,763	—	—	5,700
	2000	201,464	192,070	46,614	—	—	5,626
Michael P. Sabanos(5)	2002	$255,593	$278,230	$—	—	28,065	$6,000
Director, Mergers & Acquisitions	2001	127,796	93,115	—	—	—	2,354

Any amounts shown in this table that were paid in Canadian dollars are shown in the United States dollar equivalent. Amounts have been converted using the average exchange rates in effect during each year equal to $1.00 = C$1.5704 for 2002, C$1.5461 for 2001, and C$1.4891 for 2000.

(1)	Amounts in this column include interest with respect to 10 year interest free loans granted in connection with our executive share purchase plan described under “Indebtedness of directors, executive officers and senior officers” and an interest free loan to R.C. Barton Ltd., a corporation controlled by Mr. Barton (now repaid in full).

(2)	The shares included in this column represent shares issued pursuant to our executive share purchase plan. The shares issued under the plan vest at 10% per year while the participant remains employed by us.

(3)	These options were granted on June 17, 2002 pursuant to our Equity Incentive Plan. One third of these options vest and becomes exercisable upon the completion of each year of service from the date of grant. The common shares received upon exercise of the options are subject to transfer restrictions and are held in escrow by a trustee for a period of five years from the date of grant of the option subject to certain release provisions. The exercise price of these options is $15.67, which was the fair market value of our common shares as measured by the U.S. dollar equivalent of the closing sale price of our common shares as reported on the TSX on the date of grant.

(4)	The amounts quoted in this column include our contribution to the Named Executive Officer’s defined contribution plan, medical and life insurance policies and relocation expenses.

(5)	Employed and paid by Kaye, one of our subsidiaries which was acquired by us effective June 2001.

(6)	Until December 31, 2001, Mr. Barton’s salary and bonus were paid by Barton Insurance, one of our subsidiaries, in the form of fees to Librico Properties Ltd., a corporation controlled by Mr. Barton. Pursuant to the employment agreement we entered into with Mr. Barton on January 1, 2002, salary and bonus is now paid by Barton Insurance directly to Mr. Barton.

Stock Option Grants in Last Fiscal Year

The following table sets forth information regarding options granted to each of our Named Executive Officers during the 2002 fiscal year.

	Individual Grants

					Potential Realizable
					Value at Assumed
					Annual Rates of
		Percentage of			Share Price
	Number of	Total Options			Appreciation for
	Common Shares	Granted to	Exercise or		Option Term
	Underlying Options	Employees in	Base Price	Expiration
Name	Granted (1)	Fiscal Year 2002	($/Share)	Date	5% ($)	10% ($)

Martin P. Hughes	150,000	11.8	15.67	6/17/09	956,889	2,229,966
Richard A. Gulliver	125,000	9.8	15.67	6/17/09	797,407	1,858,305
Bruce D. Guthart	53,258	4.2	15.67	6/17/09	339,746	791,757
R. Craig Barton	40,713	3.2	15.67	6/17/09	259,719	605,257
Michael P. Sabanos	28,065	2.2	15.67	6/17/09	179,034	417,227

(1)	The options were granted on June 17, 2002 pursuant to our Equity Incentive Plan. One third of each option vests and becomes exercisable upon the completion of each year of service from the date of grant. The common shares received upon exercise of the options are subject to transfer restrictions and are held in escrow by a trustee for a period of five years from the date of grant of the option subject to certain release provisions. Options were granted with an exercise price equal to the fair market value of our common shares as measured by the U.S. dollar equivalent of the closing sale price of our common shares as reported on the TSX on the date of the grant.

Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common shares prices. These amounts represent assumed rates of appreciation in the value of the common shares from the fair market value on the date of the grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common shares and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregated Option Exercises and Fiscal Year-End Values

The following table sets forth information with respect to each of our Named Executive Officers concerning the exercise of stock options during the 2002 fiscal year and the number of shares subject to unexercised stock options held at the close of such fiscal year.

As of December 31, 2002, none of our Named Executive Officers had options with an exercise price that was less than the fair market value of the underlying common shares and no stock options were exercised by such officers in 2002.

			Number of Common Shares	Value of Unexercised
	Common Shares	Aggregate Value	Underlying Unexercised Options	In-The-Money Options at
	Acquired on	Realized	at December 31, 2002 (#)	December 31, 2002 ($)
Name	Exercise (#)	($)	Exercisable/ Unexercisable	Exercisable/Unexercisable

Martin P. Hughes	—	—	—/150,000	— / —
Richard A. Gulliver	—	—	—/125,000	— / —
Bruce D. Guthart	—	—	—/53,258	— / —
R. Craig Barton	—	—	—/40,713	— / —
Michael P. Sabanos	—	—	—/28,065	— / —

MANAGEMENT EMPLOYMENT AGREEMENTS

We have entered into employment agreements with Martin Hughes, our Chairman and Chief Executive Officer, Richard Gulliver, our President and Chief Operating Officer, Dennis J. Pauls, our Vice President and Chief Financial Officer, and W. Kirk James, our Vice President, Secretary and General Counsel. The agreements provide Messrs. Hughes, Gulliver, Pauls and James with an annual salary of $350,000, $300,000, $200,000 and $200,000, respectively, a car allowance, participation in our 401(k) plan, and an annual bonus of up to $350,000, $200,000, $100,000 and $100,000, respectively. Our Compensation Committee determines the amount of the annual bonuses of Messrs. Hughes, Gulliver, Pauls and James taking into consideration not only individual performance, but also our performance as a company relative to our growth and profitability targets for the applicable year. In the event of termination of Messrs. Hughes, Gulliver, Pauls and James by us without cause, or by Messrs. Hughes, Gulliver, Pauls and James for good reason (including any significant alteration in the nature of his duties), each is entitled to payment of an amount equal to one year’s salary plus a ratable portion of an amount equal to his bonus for the prior year. Each of Messrs. Hughes, Gulliver, Pauls and James is obligated not to compete with us through employment or other arrangements with any insurance brokerage in the United States or Canada (except in the case of termination by us without cause or by him for good reason) or to solicit any of our clients or employees for a period of two years following the cessation of his employment. We also intend to award Messrs. Hughes, Gulliver, Pauls and James 44,130, 35,817, 25,000 and 30,000 restricted share units, respectively, under our Equity Incentive Plan. These restricted share units will be awarded without payment of any cash consideration and will vest in full on December 31, 2008.

Our subsidiary, Kaye, has entered into employment agreements with Bruce D. Guthart, our President, U.S. Operations, as President and Chief Executive Officer of Kaye and Michael P. Sabanos, our Director, Mergers and Acquisitions, as Executive Vice President and Chief Financial Officer of Kaye. The agreements provide Mr. Guthart and Mr. Sabanos with an annual salary of $500,000 and $255,593, respectively, a car allowance, and participation in our 401(k) plan. Mr. Guthart is entitled to receive an annual bonus representing 50% of the aggregate of any bonuses earned by senior management under Kaye’s management bonus agreement. In the event of termination by us without cause, or by Mr. Guthart for good reason (including significant alteration in the nature of his duties), Mr. Guthart is entitled to payment of an amount equal to one year’s salary plus a ratable portion of his share of Kaye’s management bonus for the year. Mr. Guthart is obligated not to compete with us through employment or other arrangements with any insurance brokerage in the United States (except in the case of termination by us without cause or by him for good reason) or to solicit any of our clients or employees for a period of two years following the cessation of his employment. Mr. Sabanos is a participant in the Kaye management bonus agreement and the non-contractual Kaye annual incentive plan pursuant to which he may be awarded bonuses based on Kaye’s profitability targets and other performance-based goals set for Mr. Sabanos. In the event of termination by us without cause, or a materially adverse change of control, Mr. Sabanos is entitled to an amount equal to his salary for one year unless Mr. Sabanos is offered employment as an executive employee incident to the change of control. If Mr. Sabanos is employed as an executive upon a change of control and is subsequently terminated, he is entitled to receive an amount equal to his salary for the ratable portion of the year following the change of control. Mr. Sabanos is obliged not to solicit any of our clients or employees for a period of two years following the cessation of his employment. In connection with the acquisition of Kaye, we also agreed to award each of Mr. Guthart and Mr. Sabanos 88,261 and 51,783 restricted share units, respectively, under our Equity Incentive Plan. These restricted share units will be awarded without payment of any cash consideration and will vest in full on December 31, 2008.

Our subsidiary, Barton Insurance, has entered into an employment contract with Craig Barton, our President, Canadian Operations, as President and Chief Executive Officer of Barton Insurance. Under the agreement, Mr. Barton is entitled to an annual salary of C$400,000, and an annual bonus representing his share, as determined by him and approved by a sub-committee of the Executive Committee, of the aggregate of any bonuses earned by senior management under Barton Insurance’s management bonus agreement. In the event of termination by us without cause, Mr. Barton is entitled to payment of an amount equal to one year’s salary plus a ratable portion of his share of Barton Insurance’s management bonus for the year. Mr. Barton is obligated not to compete in any insurance brokerage in the Province of British Columbia (except in the case of termination by us without cause) or to solicit any of our clients or employees for a period of two years following the cessation of his employment.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002.

Number of
Securities Remaining
	Number of		Available for
	Common Shares	Weighted-Average	Future Issuance
	to be Issued	Exercise Price of	Under Equity
	Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Common Shares
Plan Category	Warrants and Rights (#)(a)	and Rights (b)	Reflected in Column (a))(#)(c)

Equity compensation plans approved by security holders	1,270,042 (1)	$15.67	829,958
Equity compensation plans not approved by security holders	—	—	—

Total	1,270,042 (1)	$15.67	829,958

(1)	Represents shares issuable upon exercise of stock options granted under our Equity Incentive Plan. Currently, the maximum aggregate number of awards under the Equity Incentive Plan that may be newly issued common shares is limited to 500,000 and the maximum number of shares that may be subject to an award granted to participants in any calendar year shall not exceed 1,000,000 common shares. Our Board of Directors has approved removing the 500,000 and 1,000,000 common share limitations. Our issuance of options in excess of these plan limitations is subject to shareholders ratification of certain amendments to our Equity Incentive Plan which have been approved by our Board of Directors as described under “Approval of Amendments to the Hub International Limited Equity Incentive Plan.”

INDEBTEDNESS OF MANAGEMENT

The aggregate outstanding indebtedness to a Canadian chartered bank and us represented by loans made under our executive share purchase plan to our current and former officers, directors and employees as of December 31, 2002 was $5,076,896 and $1,912,414, respectively. We pay the interest on the loans provided by the bank, calculated at rates ranging from prime plus one-half percent to prime plus one-and-a-half percent per annum. We have guaranteed the loans provided by the bank and may, under certain circumstances, be obligated to purchase the loans from the bank. We will not extend credit to or arrange credit for any executive officer or director and any such existing agreement whereby we have extended or arranged credit to our executive officers shall not be modified unless only favorable to us.

The following table summarizes indebtedness to a Canadian chartered bank of certain of our executive officers represented by loans made under our executive share purchase plan:

Table of Indebtedness of Directors and Executive Officers

		Largest Amount		Financially
		Outstanding	Amount	Assisted Securities	Common Shares
		During Fiscal	Outstanding	Purchased During	Held as
Name and Principal	Involvement of	Year Ended	as of	Fiscal Year Ended	Security for
Position	the Corporation	December 31, 2002	March 18, 2002	December 31, 2002	Indebtedness

Martin P. Hughes(1) Chairman and Chief Executive Officer Chicago, Illinois	Guarantor	$467,584	$467,584	—	36,883
Richard A. Gulliver President and Chief Operating Officer Chicago, Illinois	Guarantor	400,925	400,925	—	52,444
R. Craig Barton President, Canadian Operations Chilliwack, British Columbia, Canada	Guarantor	551,071	551,071	—	86,937
W. Kirk James(1) Vice President, Secretary and General Counsel Chicago, Illinois	Guarantor	126,775	126,775	—	11,765
Jean Martin Vice President Montreal, Canada	Guarantor	52,944	52,944	—	6,187

(1)	We have agreed to award certain restricted share units pursuant to our Equity Incentive Plan to Mr. Hughes and Mr. James. Upon issuance of these restricted share units Mr. Hughes and Mr. James will no longer participate in our executive share purchase plan.

The aggregate indebtedness of our directors, executive officers and senior officers, other than under our executive share purchase plan, during 2002 is summarized in the following table, and as of December 31, 2002, was $Nil.

		Largest Amount
	Involvement of	Outstanding During	Amount
	the	Fiscal Year Ended	Outstanding as of
Name and Principal Position	Corporation	December 31, 2002	March 18, 2003

R. Craig Barton(1) President, Canadian Operations	Lender	$18,684	$—
W. Kirk James(2) Vice President, Secretary and General Counsel	Lender	60,197	—

(1)	A non-interest bearing loan made by our subsidiary Barton Insurance to R.C. Barton Ltd., a corporation controlled by Mr. Barton, on April 30, 1998 in the original principal amount of $34,622, having a nine-year term and payable in equal semi-monthly installments through to April 30, 2007. This loan was made to facilitate the acquisition of shares in the capital of Barton Insurance. The loan was repaid in full on February 12, 2002.

(2)	Non-interest bearing demand loans were made by us to Mr. James in April and November, 2000 in the aggregate original principal amount of $105,546 to facilitate the relocation of his principal residence from London, Ontario to Toronto, Ontario and from Toronto, Ontario to Chicago, Illinois. The loan was repaid on March 15, 2002.

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE

Executive Compensation Philosophy

Each of our Named Executive Officers has entered into employment agreements with us or one of our subsidiaries, as applicable. Our philosophy is that executive compensation should be based on components that include a fixed salary to provide a measure of income stability, a cash bonus to reward excellence in personal and corporate performance and an award of equity that links the personal interests of the our executives to our shareholders by providing executives with an incentive for outstanding performance and long-term commitment. The employment agreements reflect this philosophy by setting out the relative proportions of salary, bonus and equity that each of our Named Executive Officers is entitled to receive.

Base Salary

The base salary of each of our Named Executive Officers is reflected in an employment agreement with us. The salaries of our executive officers who do not have employment agreements are determined annually by our management or management of our respective subsidiaries and annual base salary increases for all executives (including those with employment agreements) will be determined by an evaluation of factors which may include an assessment of the past performance and/or anticipated future contribution of each executive officer.

Annual Bonus Incentives

Factors considered by the Compensation Committee in determining the bonuses for each of Messrs. Hughes, Gulliver, Pauls and James include not only the individual’s personal performance, but also our performance relative to our growth and profitability targets, including our targets related to our EBITDA (earnings before interest, taxes, depreciation and amortization) for the respective year, as approved by our Board of Directors.

The bonus for each of Messrs. Guthart, Barton and Sabanos is determined in accordance with his employment agreement. Messrs. Barton, Guthart and Sabanos participate in our brokerages’ management bonus plans. The payment of bonuses under these plans is based on the respective brokerage’s operating profit and our overall financial performance. The purpose of the plan is to align the interests of our senior management with that of our shareholders by providing rewards for excellent performance. In the past, management bonuses pursuant to management bonus agreements have been paid in cash. However, to further integrate the interests of our senior management with those of our shareholders, in 2002 we modified our management bonus agreements to provide that a portion of the brokerage management bonus will be paid in options to purchase our common shares. We believe that this provides an additional incentive for our managers to enhance shareholder value while at the same time lowering the amount of cash compensation paid.

Long Term Incentive Compensation

We have the Equity Incentive Plan, an executive share purchase plan and an employee share purchase plan, which are administered by the Compensation Committee. We have also established a 401(k) plan for our eligible employees and beneficiaries, which includes a company matching contribution, which is partially used to purchase our common shares. A principal objective of these plans is to encourage employees, officers and directors to acquire a meaningful equity ownership in us over a period of time, and as a result, focus their attention on our and our shareholders’ long-term interests. In general, long-term compensation of our executive officers is based on an assessment of the executive’s past performance, an appraisal of the executive’s talents and other strengths and, most notably, the long-term contribution the executive can make to our performance.

Equity Incentive Plan

Awards under the Equity Incentive Plan may be in the form of stock options, restricted shares or restricted share units as described below:

Stock Options. During fiscal year 2002, we issued our executive officers options to purchase an aggregate of 574,935 common shares. 124,935 of these shares represented a pre-payment of a portion of certain of our executive officers’ bonuses earned in fiscal 2002. Options have a maximum term of seven years; have an exercise price equal to the fair market value of a common share on the date of grant; become exercisable as to one-third of the underlying shares each year from the date of grant; and common shares received on exercise are subject to transfer restrictions and held in escrow for five years from the date of grant subject to certain release provisions.

Restricted Shares. During fiscal year 2002, we did not issue any restricted shares to our executive officers. Restricted shares are typically paid for by our executive officers with loans either from us or from a bank and guaranteed by us, and vest as to 10% per year while the participant continues to be employed by us. Until repayment of the loan, the related shares are held by a trustee subject to the terms of the Equity Incentive Plan and the respective award. In connection with certain of the loans for those shares, we pay interest at commercially reasonable rates on behalf of the executive officers.

Restricted Share Units. During fiscal year 2002, we did not issue any restricted share units to our executive officers. We have, however, indicated our intention to grant restricted share units to certain of our executive officers in accordance with their employment agreements. Restricted share units will be issued to these executive officers, without payment of cash consideration by the executive officers and vest in full on December 31, 2008. Restricted share units represent the right to receive an award of common shares on a deferred basis, subject to such vesting, forfeiture and other restrictions as the Compensation Committee may determine.

Executive Share Purchase Plan

Under our executive share purchase plan we grant or guarantee loans to our designated employees, officers and service providers to purchase our common shares. The Board of Directors determines who may participate in the plan. Participation in the plan is entirely voluntary. A loan advanced or arranged under the plan is repayable by the participant ten years from the date of the loan. We pay interest on behalf of the employee. A participant’s entitlement to shares allocated under the plan vests at a rate of 10% per year while employed by us. All shares purchased pursuant to the plan are held as security for the outstanding loans of the participant. Our common shares are purchased from treasury at market value or in the open market without any discount from fair market value. During fiscal year 2002, our executive officers did not purchase any shares pursuant to the executive share purchase plan.

Employee Share Purchase Plan

We also offer an employee share purchase plan under which our employees and service providers who have completed three months of continuous service may purchase our common shares by contributing to the plan up to a maximum of 10% of his or her annual compensation. We do not make any loan or other contribution in respect of such purchase. Our participation in the plan is entirely voluntary and transfers of shares acquired under this plan are not restricted by the terms of the plan. Common shares are purchased by the trustee of the plan from treasury at market value or in the open market without any discount from fair market value. During fiscal year 2002, our executive officers did not purchase any shares pursuant to the employee share purchase plan.

401 (k) Savings Plan

In connection with our 401(k) retirement savings plan, we make matching contributions for active participants equal to 60% of his or her permitted contributions, up to a maximum of three percent of the participant’s salary. One-third of our contribution is used by the trustee that administers the plan to fund the purchase of our common shares on the open market.

CEO Compensation

The base salary of Mr. Hughes, our Chairman and Chief Executive Officer, has been set at a level that the Compensation Committee believes is appropriate based on an assessment of salaries of our other executive officers, general industry benchmarks, and Mr. Hughes’ prior salary history with Mack and Parker, Inc., which is now one of our subsidiaries. In accordance with his employment agreement, Mr. Hughes’ annual base salary for fiscal year 2002 was $350,000 and his bonus was $350,000. There was no increase in Mr. Hughes’ salary and bonus as compared to fiscal year 2001. During fiscal year 2002, we also granted Mr. Hughes stock options to purchase 150,000 of our common shares at an exercise price of $15.67 per share.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation payments to its executive officers. This section also provides for certain exemptions to the limitations, specifically compensation that is performance based within the meaning of Section 162(m). The Compensation Committee has generally endeavored to structure our executive compensation plans to achieve deductibility under Section 162(m) with minimal sacrifice in flexibility and objectives. However, deductibility is not the sole factor used in designing and determining appropriate compensation. The Compensation Committee may, in its discretion, enter into compensation arrangements that are not deductible under Section 162(m).

By the Order of the Compensation Committee

Anthony F. Griffiths

Bradley P. Martin
Paul Murray

PERFORMANCE GRAPHS

The following graph illustrates our cumulative total return, assuming reinvestment of dividends, by comparing a C$100 investment in our common shares at February 10, 1999, the date when our shares were first traded on the Toronto Stock Exchange, through December 31, 2002, to the cumulative total return of the S&P/TSX Composite Total Return Index.

COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN*

BETWEEN HUB INTERNATIONAL LIMITED AND THE S&P/TSX COMPOSITE INDEX

*	$100 invested on 2/10/99 in stock or on 1/31/99 in index — including reinvestment of dividends. Fiscal year ending December 31.

Cumulative Total Return

	2/10/99	12/99	12/00	12/01	12/02

Hub International Limited — TSX listing	$100	128.5	96.30	112.96	149.11
TSX Composite Total Return Index	$100	126.88	136.28	119.14	104.32

The following graph illustrates our cumulative total return, assuming reinvestment of dividends, by comparing a $100 investment in our common shares at June 18, 2002, the date when our shares were first traded on the New York Stock Exchange, through December 31, 2002, to the cumulative total return of the Standard & Poor’s 500 Index and the shareholder return of a peer group of insurance brokers selected by us.

COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN*

AMONG HUB INTERNATIONAL LIMITED THE S&P 500 INDEX
AND A PEER GROUP

*	$100 invested on 6/18/02 in stock or on 5/31/02 in index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Cumulative Total Return

	6/18/02	6/02	7/02	8/02	9/02	10/02	11/02	12/02

Hub International Limited — NYSE listing	$100	100.53	93.47	102.33	105.64	114.67	84.51	86.10
S&P 500	$100	92.88	85.64	86.20	76.83	83.59	88.51	83.31
PEER GROUP	$100	98.92	93.45	90.29	80.74	86.82	88.25	87.66

The self-selected peer group consists of:

Company	Symbol

AON Corporation	AON
Arthur J. Gallagher & Co.	AJG
Brown & Brown Inc.	BRO
Hilb, Rogal, Hamilton Company	HRH
Marsh & McClennan Companies Inc.	MMC

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with Fairfax and insurance companies owned by Fairfax

Fairfax Notes. Fairfax owns or controls $35 million of subordinated convertible notes, which it can convert at any time into our common shares at C$17.00 per share. If converted, Fairfax would have owned or controlled 34.7% of our common shares as of the Record Date.

Lombard. Most of our founding 11 brokerages have generated a significant portion of their revenue from the sale of insurance policies issued by Lombard Canada Ltd. (“Lombard”), a property and casualty insurer that is a wholly-owned subsidiary of Fairfax. In addition, certain of the founding 11 brokerages and their principals have in the past received financial support from Lombard in accordance with standard practice between insurance companies and their significant brokers. Such financial support was primarily in the form of loans and equity investments negotiated at arms length between the parties. Certain of the former shareholders of our founding 11 brokerages who are officers or employees of the founding 11 brokerages or the Corporation, or associates of such individuals, remain indebted to Lombard as of December 31, 2002 in an aggregate amount of approximately C$3.5 million.

Revenue from Fairfax. We had transactions with and recorded income from the following Fairfax insurance companies which represented approximately 10.0%, 7.0% and 8.7% of our total revenue in 2002, 2001 and 2000, respectively.

	Year Ended December 31,

	2002	2001	2000

	(in thousands)
Lombard General Insurance Company of Canada	$11,854	$9,261	$7,543
Commonwealth Insurance Company	577	374	319
Federated Insurance Company of Canada	56	38	10
Markel Insurance Company of Canada	320	88	74
Crum & Forster Holdings, Inc.	911	804	314
TIG Specialty Insurance Company	590	235	5
Fairfax Inc.	7,708	—	—

Total	$22,016	$10,800	$8,265

As of December 31, 2002, we had accounts receivable and accounts payable balances with the Fairfax insurance companies in the amounts of $2.1 million and $12.2 million, respectively. All revenue and related accounts receivable and accounts payable are the result of transactions in the normal course of business and were transacted at fair market value.

Old Lyme. As part of our acquisition of Kaye, we acquired Old Lyme Insurance Company of Rhode Island, Inc. and Old Lyme Insurance Company Ltd. (together, “Old Lyme”), primary insurance companies, but have since sold Old Lyme to a subsidiary of Fairfax at a purchase price equivalent to its book value as of December 31, 2001 of approximately $43.5 million. The acquisition cost of Old Lyme to the Corporation was $40.8 million.

In connection with the sale of Old Lyme, we entered into three agreements with Old Lyme and one agreement with Fairfax, which we describe below, under which some of our subsidiaries continue to provide services that they had previously provided to Old Lyme.

•	Claims services agreement. We provide claims settlement and administration services to Old Lyme. Such services include analysis, investigation, adjustment, settlement and denial of claims. Compensation is based on a schedule.

•	Underwriting services agreement. We provide underwriting-related services to Old Lyme, including, but not limited to, receiving and reviewing applications submitted by producing brokers and determining the premium to be charged. We are compensated on a commission basis.

•	Administrative services and cost allocation agreement. We provide certain administrative services to Old Lyme, including actuarial, audit, executive, legal, personnel, accounting and other financial services. In addition, we provide office space and office equipment. Compensation is based on the actual cost we incur to provide the services.

•	Contingent compensation agreement. We have entered into an agreement with Fairfax pursuant to which Fairfax compensates us for business we produce, which is underwritten directly or assumed by Old Lyme. We are compensated on a commission basis equal to a percentage of Old Lyme’s underwriting profit generated from business we place. Although we do not incur underwriting risk, under the agreement Fairfax is entitled to offset a percentage of underwriting losses resulting from new business we place against our future contingent commissions.

In addition, our executive officers Bruce D. Guthart and Michael P. Sabanos are the Chairman and Chief Executive Officer and Executive Vice President and Chief Financial Officer of Old Lyme Insurance Company of Rhode Island, Inc., respectively, and are both a director of Old Lyme Insurance Company, Ltd.

Fairfax insurance coverage

Fairfax has purchased an insurance policy from Lloyd’s of London and various other insurance companies covering comprehensive crime insurance, insurance companies professional liability insurance, directors’ and officers’ liability and company reimbursement insurance, employment practices liability insurance and fiduciary liability insurance. Fairfax’s coverage under the policy is subject to an overall aggregate limit of $250 million combined during the policy period which runs from May 31, 2000 to May 31, 2003, subject to various single loss limits, deductibles, retentions, and other exclusions, adjustments and limitations. The comprehensive crime insurance portion of the policy covers specified losses sustained by Fairfax and certain entities in which more than 50% of the outstanding voting shares are owned directly or indirectly by Fairfax, and other entities in which Fairfax maintains a minority ownership interest, including us. The professional liability insurance, directors’ and officers’ liability and company reimbursement insurance, employment practices liability insurance and fiduciary liability insurance portion of the policy cover specified losses sustained by the companies and their officers and directors in respect of claims made during the policy period. Coverage includes directors and officers and company liability coverage, employment practices coverage, fiduciary liability coverage, and errors and omissions coverage. Our share of the premiums for this policy for the year ended December 31, 2002 was $350,000.

Relationships with senior officers and directors

In certain circumstances, when we acquire a brokerage we only purchase the brokerage operations and not other assets, such as the building from which a brokerage operates. In circumstances where the former principal of an acquired brokerage owns the office space, we frequently enter into an agreement to lease the premises from the former principal at fair market value. R. Craig Barton, President of our Canadian Operations and President of Barton Insurance, leases three premises to us through a company he controls. The following table lists the annual base rent and expiration date of each lease.

Current Annual Base Rent		Future Annual Base Rent	Expiration Date

C	$138,000	C$151,717 as of January 1, 2006	December 31, 2010
C	$59,400	C$71,249 as of December 1, 2003	November 30, 2008
C	$318,131	C$318,131	December 31, 2007

In addition, we lease two of our locations from a company, which is owned 40% by Mr. Barton and 25% by Mr. Barton’s brother. The following table lists the annual base rent and expiration date of each lease.

Current Annual Base Rent		Future Annual Base Rent	Expiration Date

C	$106,100	C$106,100	March 31, 2007
C	$21,450	C$25,752 as of December 1, 2003	November 30, 2008

In addition, we lease one of our locations from Mr. Barton’s brother, at an annual rent of C$45,320 which increases to C$54,435 as of December 1, 2003. This lease expires on November 30, 2008.

We believe that each of these leases represents the fair market value of the associated premises.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

We purchase and maintain directors’ and officers’ liability insurance for our directors and officers. This insurance consists of dedicated directors’ and officers’ liability insurance which provides an each loss limit of $1 million and an aggregate annual limit of $4 million and a deductible of $250,000 per loss. The approximate premium paid for these coverages in respect of the 2002 fiscal year was $48,000. In addition, Fairfax maintains insurance which includes, but is not limited to, directors’ and officers’ liability insurance for us and our and officers which provides an each loss and aggregate annual limit of $250 million. The approximate premium paid for these coverages in respect of the 2002 fiscal year was $6,000. See also “Certain Relationships and Related Transactions — Fairfax insurance coverage.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a standing committee of our Board of Directors, which is to be comprised of three directors who are independent. The Audit Committee assists the Board of Directors in fulfilling its responsibilities to oversee management’s implementation of our financial reporting process. The Audit Committee is currently comprised of Anthony F. Griffiths, Paul Murray and Bradley P. Martin. We intend to appoint Frank S. Wilkinson to the Audit Committee after he is elected to the Board of Directors at the Meeting. Mr. Wilkinson, who is independent of and has no other relationship with us, will replace Mr. Martin who will resign as a member of the Audit Committee following the election of directors at the Meeting.

The Audit Committee reviewed the our consolidated audited financial statements for the fiscal year ended December 31, 2002 and met separately with both management and PricewaterhouseCoopers LLP, our independent accountants, to discuss and review those financial statements and reports prior to issuance. Management has represented to the Audit Committee that our financial statements were prepared in accordance with Canadian generally accepted accounting principles.

Our management has primary responsibility for our financial statements and the overall reporting process, including its system of internal controls. The independent accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with Canadian generally accepted accounting principles and discuss with the Audit Committee any issues they believe should be raised with them.

The Audit Committee has received from and discussed with us reports regarding our establishment and maintenance of disclosure controls and procedures and our internal controls and the evaluation thereof by our Chief Executive Officer and Chief Financial Officer.

The Audit Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accounts to the extent applicable. These items relate to that firm’s independence from us. The Audit Committee also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accounts to the extent applicable. The Audit Committee has implemented a procedure to monitor auditor independence and discussed with the independent accountants their independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that our consolidated audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Our Board of Directors has adopted a written Audit Committee Charter. In March 2003, the Board of Directors re-examined the adequacy of the Audit Committee charter and made amendments to the charter in order to comply with certain recently enacted legal and regulatory requirements.

By the Order of the Audit Committee

Anthony F. Griffiths
Bradley P. Martin
Paul Murray

AUDITOR INDEPENDENCE

Audit Fees

PricewaterhouseCoopers LLP billed us a total of $1,661,000 for services rendered for the audit of our 2002 fiscal year financial statements included in our Annual Report on form 10-K, the review of our interim financial statements included in our 2002 fiscal year Quarterly Reports on Form 10-Q and for services rendered in connection with our U.S. initial public offering.

Audit Related Fees

Fees for audit related services rendered by PricewaterhouseCoopers LLP in 2002 totaled $300,000, including $265,000 in fees for tax compliance services and tax planning services.

Other Fees

Fees for non-audit or non-audit related services rendered by PricewaterhouseCoopers LLP in 2002 totaled $66,000.

All audit and non-audit services provided by PricewaterhouseCoopers LLP are approved by the Audit Committee, which considers whether the provision of audit services is appropriate and whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has served as our independent auditors since our incorporation in November 1998. Our Board of Directors recommends that our shareholders vote FOR the reappointment of PricewaterhouseCoopers LLP as our auditors to hold office until the next Annual Meeting of Shareholders at compensation to be fixed by our directors. Unless otherwise directed the management representatives designated in the enclosed form of proxy intend to vote FOR the reappointment of PricewaterhouseCoopers LLP as our auditors and authorization of the directors to fix the compensation to be paid to the auditors.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from our shareholders.

APPROVAL OF AMENDMENTS TO THE

HUB INTERNATIONAL LIMITED EQUITY INCENTIVE PLAN

Our Board of Directors, upon the recommendation of our Compensation Committee, has unanimously approved, subject to shareholder approval, amendments (the “EIP Amendments”) to the Hub International Limited Equity Incentive Plan (the “Equity Incentive Plan”). These Amendments consist of:

a.	the increase of the maximum aggregate number of common shares that may be issued in connection with awards under the Equity Incentive Plan (the “Plan Limit”) from 2,100,000 common shares to 3,631,820 common shares (which represents approximately 12% of our 30,265,168 issued and outstanding common shares as of March 31, 2003);

b.	the removal of the limit of 500,000 common shares that may be issued from treasury pursuant to the Equity Incentive Plan (meaning that all of the 3,631,820 common shares available under the Equity Incentive Plan may be issued from treasury);

c.	the removal of the limit of 1,000,000 common shares that may be subject to awards in a single year under the Equity Incentive Plan;

d.	changes in the treatment of awards upon termination of employment in certain circumstances;

e.	a change in the method of exercise of an option to no longer allow payment of the exercise price of an option in whole or in part through the withholdings of shares subject to the option; and

f.	an amendment to the definition of “Committee” (which means the Compensation Committee).

The full text of the resolutions approving the EIP Amendments appear in Resolution No. 1 in Appendix A to this Management Information Circular and Proxy Statement.

In order to be effective, the EIP Amendments must be approved by a majority of the votes cast at the Meeting, excluding therefrom any votes in respect of common shares beneficially owned by our insiders who are entitled to participate in the Equity Incentive Plan (“Insider Participants”) and their associates. To the knowledge of our management, as of the Record Date, there were 7,312,950 common shares beneficially owned by Insider Participants and their associates, in respect of which votes will not be counted for the purposes of the “disinterested shareholder vote” to approve the EIP Amendments.

Our Board of Directors took the following into consideration when approving the EIP Amendments:

a.	Options to buy our common shares that the Compensation Committee may grant under the Equity Incentive Plan (“Options”) were used in connection with modifications to our management bonus arrangements with our brokerages (the “MBA Modifications”) to significantly improve our earnings, profit margins and cash flow. Important aspects of the MBA Modifications have been negotiated on the basis that Options would be issued in lieu of 50% of the cash otherwise payable as bonuses to key brokerage employees. The MBA Modifications have resulted in a reduction in overall compensation paid to our employees while at the same time linking bonuses to our over-all financial performance, as opposed only to the performance of the particular brokerage. It cannot be predicted with certainty how many Options will be required in the future to satisfy the Options component of bonuses, as the total number of Options to be granted will vary based on our financial performance and the financial performance of our brokerages, as well as the exercise price of the Options. However, management believes that the increase to the Plan Limit, proposed above, is necessary in order to accommodate bonuses for 2003 under the MBA Modifications. To the extent that there is insufficient room under the existing Plan Limit to pay 2003 bonuses, our cash flow requirements in 2004 will increase as a result of the need to pay 100% of such bonuses in cash.

b.	Awards under the Equity Incentive Plan are being used, through vesting and transfer restrictions, to garner the long-term commitment of our key employees and to align their interests with the interests of our shareholders. For example, Options that have been issued to date vest equally over three years and include transfer restrictions on the common shares purchased upon exercise of the Options for the period of five (5) years from the date of grant, subject to the earlier release of such restrictions in certain circumstances.

c.	The possibility of awards under the Equity Incentive Plan often allows us in our acquisition of a brokerage to negotiate a favorable purchase price and to secure the support of key employees of the acquired brokerage through vesting terms and transfer restrictions on such awards.

d.	Many of the awards made under the Equity Incentive Plan contemplate that the recipient will pay cash consideration at the time the award is granted or exercised. For example, restricted shares that the Compensation Committee may grant under the Equity Incentive Plan (“Restricted Shares”) will, in some cases, be paid for by employees and Options may be exercised only upon payment of the applicable exercise price. To the extent that we receive such cash consideration, our cash flow and share capital will increase.

e.	In the case of the Options granted in lieu of a portion of cash bonuses pursuant to the MBA Modifications, the termination provisions of the EIP Amendments address the fact that our employees gave up the immediate liquidity of cash in exchange for the Options. In the case of restricted share units that may be granted under the Equity Incentive Plan (“Restricted Shares Units”), the termination provisions of the EIP Amendments address the fact that our employees who are entitled to awards of Restricted Share Units have agreed that 100% of the Restricted Share Units will be subject to conversion to our common shares on December 31, 2008, as opposed to 50% after five years and 50% after ten years from the commencement of employment.

f.	Management has commenced a review, and in 2003 will make recommendations to our directors, regarding restructuring our compensation regime, including our bonus structure. The purpose of this review is to develop a compensation regime that will reasonably limit the dilution of shareholders that results from equity incentive awards to employees, while at the same time achieving our financial performance goals and rewarding employees fairly for their efforts relative to industry and peer standards. This process will take into consideration the possible replacement of fixed formulaic bonuses with bonuses that are based on other performance criteria to be established annually by management. Our Board of Directors will report to, and seek the approval where required of, our shareholders regarding proposed changes to our compensation regime at our 2004 Annual and Special Meeting of Shareholders. In 2003 management will also recommend to our directors a strategy to balance our future cash needs, including cash for acquisitions, with the objective of purchasing our shares on the market under our Normal Course Issuer Bid when such purchases are in the best interests of our shareholders.

g.	The composition of the Compensation Committee should, subject to other applicable laws regarding the composition of compensation committees, be such that all of the employment compensation paid by us to each of our U.S. employees will be deductible as an expense in any given fiscal year in accordance with applicable U.S. Treasury Regulations.

Our Board of Directors recommends that our shareholders vote FOR the amendments to the Equity Incentive Plan. Unless otherwise directed, the management representatives designated in the enclosed form of proxy intend to vote FOR the amendments to the Equity Incentive Plan.

Interests of Directors and Executive Officers

During 2002, we issued Options to purchase 1,270,042 common shares, of which an aggregate of Options to purchase 574,935 common shares were issued to our executive officers. No options were issued to any of our directors who are not also employed by us. Our issuance of Options in 2002 to purchase 125,000, 100,000, 75,000 common shares to Richard A. Gulliver, Dennis J. Pauls and W. Kirk James, certain of our directors and/or executive officers, respectively, is subject to shareholder ratification of the approval of the EIP Amendments removing the limit of the number of the common shares that may be issued from treasury and that may be subject to awards granted in a single year pursuant to the Equity Incentive Plan as indicated above. In the absence of such shareholder ratification, these directors and/or executive officers will be entitled to alternative equivalent compensation, which may take the form of cash or other Options to purchase our common shares.

Description of Equity Incentive Plan

The following is a general description of the material features of the Equity Incentive Plan.

Purpose

The purposes of the Equity Incentive Plan are to advance our interests by linking the personal interests of participants to those of our shareholders by providing participants with an incentive for outstanding performance. Further, the Equity Incentive Plan is intended to assist us in our ability to motivate, and retain the services of, participants upon whose judgment, interest and special effort the successful conduct of our operations is largely dependent.

Administration

The Equity Incentive Plan is administered by our Compensation Committee. The EIP Amendments contemplate that the Compensation Committee appointed by the Board to administer the Equity Incentive Plan will be comprised of two or more directors each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3), provided that the delegation of powers to such committee shall be consistent with applicable laws and regulations (including, without limitation, applicable state law and Rule 16b-3 of the Exchange Act.)

Awards may be granted by the Compensation Committee to individuals who are our directors, officers or other key employees with the potential to contribute to our future success. The Compensation Committee has no obligation to grant any award or to designate an individual as a participant.

The Compensation Committee may, subject to stock exchange requirements, select participants; make awards; determine the number of common shares subject to each award; determine the terms and conditions of each award (including those related to transferability, vesting, forfeiture and exercisability and the effect of a participant’s termination of employment); adjust the terms of an award to comply with the laws, regulations or rules of any applicable jurisdiction or stock exchange; amend the terms and conditions of an award; specify and approve the provisions of award documents; construe and interpret any award document; prescribe, amend and rescind rules and procedures relating to the Equity Incentive Plan; delegate to one or more of our officers some or all of its authority under the Equity Incentive Plan; adopt, on our behalf, one or more sub-plans applicable to separate classes of participants who are subject to the laws of jurisdictions outside of the United States and Canada; employ legal counsel, independent accountants and consultants for the administration of the Equity Incentive Plan; and make all other determinations necessary or advisable for the administration of the Equity Incentive Plan.

Awards

Previously under the Equity Incentive Plan, we were authorized to issue awards on underlying common shares, which did not in the aggregate exceed 2,100,000 common shares, which represented approximately 10% of our issued and outstanding common shares as of the date the Equity Incentive Plan was adopted. The EIP Amendments increase the Plan Limit to 3,631,820 common shares, which represents approximately 12% of our outstanding common shares as of March 31, 2003. Subject to compliance with applicable laws, regulations and rules of any applicable jurisdiction or stock exchanges, shares utilized in connection with the Equity Incentive Plan may be purchased on the open market or otherwise acquired, newly issued shares or any combination thereof. For purposes of determining the number of common shares that remain available for issuance under the Equity Incentive Plan, there shall be added back to the Plan Limit and again be available for future awards the number of shares withheld to satisfy a participant’s tax withholding obligations and the number of common shares underlying any award that are surrendered and cancelled without being exercised.

Previously under the Equity Incentive Plan, the maximum aggregate number of awards under the Equity Incentive Plan which could be newly issued shares was limited to 500,000 and the maximum number of common shares that could be subject to awards granted to participants in any calendar year could not exceed 1,000,000 shares. The EIP Amendments remove these 500,000 and 1,000,000 limitations.

Options

The Compensation Committee may grant Options under the Equity Incentive Plan that entitle a participant to purchase a specified number of shares during a specified time at a price fixed by the Compensation Committee on the date of grant or to be determined by a specified method, provided that such price shall not be less than the fair market value of a common share on the date of the grant. An Option shall become exercisable after or at the time such Option becomes vested as determined by the Compensation Committee. An Option shall be exercisable during such period(s) and on such terms as shall be determined by the Compensation Committee and the Compensation Committee may, subject to regulatory approval, extend the term of an Option after the date of grant provided that Options must expire not later than ten years after the date of grant. An Option which is not exercised shall expire without any payment to the participant.

Exercise of Options

Previously under the Equity Incentive Plan, subject to the terms of the award, the exercise price of an Option could be paid in cash, certified check or bank check, or a combination thereof, and, if the applicable award so provided, in whole or in part through the withholding of shares subject to the Option with a value equal to the exercise price. The EIP Amendments provide that, the exercise of an Option can no longer be payable in whole or in part through the withholding of shares subject to the Option. The Compensation Committee may also establish procedures pursuant to which an Option may be exercised through a “cashless exercise” procedure involving a broker or dealer approved by the Compensation Committee, that affords participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy the minimum required withholding tax obligations related to the Option.

Restricted Shares

Subject to applicable law relating to payment for common shares, the Compensation Committee may grant restricted shares (“Restricted Shares”) that shall be held in escrow rather than delivered to the participant pending the release of the applicable restrictions. The participant shall generally have the right to vote the Restricted Shares and to receive dividends. At the discretion of the Compensation Committee, cash dividends and stock dividends with respect to the Restricted Shares may be either currently paid to the participant or withheld by us for the participant’s account, subject to such terms as determined by the Compensation Committee. Cash dividends and stock dividends may be subject to the same restrictions as the underlying Restricted Shares. The duration of the restricted period and the other restrictions, if any, that shall be imposed upon the Restricted Shares shall be determined by the Compensation Committee at the time each grant of Restricted Shares is made. The Compensation Committee may, in any particular case and in its sole discretion, reduce any restricted period or any other restrictions regarding the transferability or forfeiture of all or a portion of any award.

Restricted Share Units

The Compensation Committee may grant Restricted Share Units which represent the right to receive an award of our common shares on a deferred basis, subject to such vesting, forfeiture and other restrictions as the Compensation Committee may determine, including allowing the participant to defer settlement of the Restricted Share Units until termination of employment or death. Each Restricted Share Unit represents the right of the participant to receive one common share. Upon the grant of a Restricted Share Unit, a participant’s account will be credited with the appropriate number of Restricted Share Units. The Compensation Committee has the discretion to pay cash equal to any cash dividends declared on our common shares to a participant holding Restricted Share Units, or, alternatively, to credit the participant with further Restricted Share Units of like value. The crediting of Restricted Share Units to a participant’s account will not confer any rights as one of our shareholders on the participant.

Treatment of Awards Upon Termination of Employment

Previously under the Equity Incentive Plan, upon a participant ceasing to be an eligible individual under the Equity Incentive Plan due to dismissal without just cause, resignation for good reason or a change of control, the unvested portion of any Option held by such participant would be forfeited and cancelled and any vested portion of an Option held by such participant would be exercisable only for ninety days following such termination. The Equity Incentive Plan also provided that upon a participant’s death or disability, a pro rata portion of the unvested portion of such participant’s option would immediately vest and the restricted period applicable to such participant’s Restricted Shares and Restricted Share Units would immediately end with respect to a pro rata portion of such Restricted Shares and Restricted Share Units.

The EIP Amendments provide that upon a participant ceasing to be an eligible individual by reason of death, disability, dismissal without just cause, resignation for good reason or a change of control, the unvested portion of such participant’s Option shall immediately vest in full and the restricted period applicable to such participant’s Restricted Shares and

Restricted Share Units shall immediately end. The EIP Amendments also provide that upon termination of employment by reason of dismissal without just cause, resignation for good reason or a change of control, the participant, except to the extent provided otherwise in the award document, will retain the right to exercise the vested portion of any Option for a period of three years following such termination, except for our directors and consultants who will only retain such right for one year following such termination. The Equity Incentive Plan also provides that upon a participant ceasing to be an eligible individual by reason of retirement, the unvested portion of such participant’s Options shall immediately vest in full and the restricted period applicable to such participant’s Restricted Shares and Restricted Share Units shall immediately end.

The Compensation Committee may, however, in any particular case suspend or vary the above forfeiture provisions, but only with the prior approval of the TSX and in a manner that is not adverse to the participant and complies with applicable laws and stock exchange rules.

Under the EIP Amendments,

“change of control” means a sale of all or substantially all of our assets or the acquisition by any person or group of related persons (other than Fairfax of persons related to Fairfax) of more than 50% of our shares ordinarily entitled to be voted on the election of directors;

“good reason” means (i) the breach of the terms of the participant’s employment agreement by us; (ii) the direct or indirect assignment to the participant of any duties or reporting responsibilities materially inconsistent with the services contemplated in the participant’s employment agreement (excluding any isolated and inadvertent assignment that is remedied by the participant’s employer within thirty days after receipt of notice from the participant); (iii) a reduction in the participant’s compensation or an unreimbursed reduction in benefits; (iv) any failure by us to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of our business and/or assets to assume expressly and agree to perform the provisions of the participant’s employment agreement in the same manner and to the same extent that the employer would be required to perform if no such succession had taken place; (v) the failure by the employer to continue to provide the participant with benefits; (vi) the relocation of the participant’s principal place of business to a location such that the participant’s regular commute is substantially in excess of the participant’s existing commute to the participant’s then existing principal place of business; and

“just cause” means (i) a material breach by the participant of the provisions of the participant’s employment agreement, which breach shall not have been cured by the participant within thirty days following written notice by the participant’s employer, (ii) the commission of gross negligence by the participant in the course of his or her employment, which commission has a material adverse effect on the corporation, (iii) the commission by the participant of a criminal act of fraud, theft or dishonesty causing damages to the Corporation, (iv) the participant’s conviction of (or plead of nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects our goodwill, or (v) such other act or omission that a court of competent jurisdiction declares in a written ruling to be a breach of the participant’s responsibilities under his or her employment agreement of such materiality as to justify a termination of employment.

Reorganizations

The existence of the Equity Incentive Plan and the awards granted thereunder shall not affect or restrict in any way our right or power to undertake any reorganization, make any change in our capital structure or our business, conduct any merger or consolidation, pay any dividend or make any other distribution, issue shares, options, warrants or rights to purchase shares, issue bonds, debentures or preference shares whose rights are superior to or affect the common shares or the rights thereof or which are convertible into or exchangeable for common shares, dissolve or liquidate, sell or transfer all or any part of our assets or business, or conduct any other corporate act or proceeding.

If there is any change in the outstanding shares by reason of a stock dividend or split, a recapitalization, or a consolidation, combination or exchange of shares, or if there is any other change (including an extraordinary dividend), the Compensation Committee shall make an appropriate substitution for or adjustment to prior awards. In the event of our reorganization or the amalgamation, merger or consolidation with another corporation, the Compensation Committee may make provision for the protection of the rights of participants.

General

Unless the Compensation Committee, in its sole discretion, determines otherwise, no award or amount payable under, or interest in, the Equity Incentive Plan shall be transferable by a participant except by will provided, however, that the Compensation Committee may permit the transfer of an award for no consideration to a participant’s family members, a trust for their benefit or to a personal holding company controlled by the participant.

No participant shall have any claim or right to receive grants of awards or to continued employment and the Equity Incentive Plan will not interfere in any way with our right to terminate the employment of any individual any time, with or without cause.

NORMAL COURSE ISSUER BIDS

On September 22, 2002 the TSX accepted our Notice of Intention to Make a Normal Course Issuer Bid (the “2002 Bid”) to purchase up to 1,429,362 of our common shares, representing less than 5% of our common shares that were outstanding on that date. No purchases of shares have been made under the 2002 Bid to date and purchases, if any, will terminate no later than September 21, 2003. Common shares purchased under the 2002 Bid will be purchased through the facilities of the TSX and the price paid will be the market price at the time of purchase. Our shareholders may obtain a copy of the Notice of Intention to Make a Normal Course Issuer Bid by sending a written request to our Secretary at 55 East Jackson Blvd., Chicago, Illinois, 60604.

INFORMATION CONCERNING THE CORPORATION

You can obtain our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (which is an Annual Information Form under Canadian law and which includes our most recently filed annual financial statements, together with the accompanying report of our independent auditors) and any pertinent pages of any documents incorporated by reference therein, Quarterly Reports (which are an Interim Reports under Canadian law) that have been filed for periods after the end of the 2002 fiscal year, and additional copies of this Proxy Circular and Statement without charge to our shareholders on our website at www.hubinternational.com or by writing or calling our Secretary at 55 East Jackson Boulevard, Chicago, Illinois, 60604, 1-877-402-6601.

DIRECTORS’ APPROVAL

The contents and the sending of this Proxy Circular and Statement have been approved by our Board of Directors.

By Order of the Board of Directors,

W. Kirk James
Vice President, General Counsel and Secretary

Dated: March 31, 2003

APPENDIX A

Resolution No. 1 — Amendments to the Equity Incentive Plan

BE IT RESOLVED THAT:

1.	Section 2(a) of the Equity Incentive Plan be and is hereby amended to add definitions of “Change of Control”, “Good Reason” and “Just Cause” substantially as described in the accompanying Proxy Circular and Statement;

2.	The definition of “Committee” in Section 2(a) of the Equity Incentive Plan be and is hereby amended to provide that the Compensation Committee appointed by the Board of Directors of the Corporation be comprised of such non-employee and outside directors as are contemplated by Rule 16b-3 of the Exchange Act and Treasury Regulation Section 1.162-27(e)(3), respectively, subject to applicable law;

3.	Section 4(a) of the Equity Incentive Plan be and is hereby amended to increase the maximum number of common shares that may be issued in connection with Awards (as such term is defined in the Equity Incentive Plan) under the Equity Incentive Plan to 3,631,820;

4.	Section 4(a) of the Equity Incentive Plan be and is hereby amended to remove the limitations upon the maximum aggregate number of Awards (as such term is defined in the Equity Incentive Plan) which may be newly issued common shares and upon the maximum number of common shares subject to awards granted to Participants (as such term is defined in the Equity Incentive Plan) in any calendar year;

5.	Section 6(d) of the Equity Incentive Plan be and is hereby amended to change the method of exercise of an Option to no longer allow payment of the exercise price of an Option in whole or in part through the withholding of shares subject to the Option;

6.	Sections 6(e), 7(f) and 8(f) of the Equity Incentive Plan be and are hereby amended to change the terms governing unvested Options, Restricted Shares and Restricted Share Units (as such terms are defined in the Equity Incentive Plan), respectively, upon a Participant ceasing to be an Eligible Individual (as such term is defined in the Equity Incentive Plan), substantially as described in the accompanying Proxy Circular and Statement;

7.	Section 6(f) of the Equity Incentive Plan be and is hereby amended to change the terms governing the exercisability of vested Options upon the termination of employment of a Participant substantially as described in the accompanying Proxy Circular and Statement;

8.	Any director or officer of the Corporation be and is hereby authorized to make such further changes or amendments to the Equity Incentive Plan as are necessary to give effect to the amendments to the Equity Incentive Plan described in the accompanying Proxy Circular and Statement;

9.	The awards described in the accompanying Proxy Circular and Statement and made pursuant to the amended Equity Incentive Plan and granted conditional on shareholder approval of such amendments be and are hereby approved, ratified and confirmed; and

10.	Any director or officer of the Corporation is hereby authorized and directed for and in the name of and on behalf of the Corporation to execute or cause to be executed, whether under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable to carry out the intent of this resolution.

APPENDIX B

HUB INTERNATIONAL EQUITY INCENTIVE PLAN

(Effective as of [                ], 2003)

1.   Purposes. The purposes of the HUB INTERNATIONAL LIMITED EQUITY INCENTIVE PLAN, as amended from time to time (the “Plan”), are to advance the interests of Hub International Limited, a corporation organized under the laws of the province of Ontario, and any successor thereto (the “Company”), by linking the personal interests of participants to those of the Company’s stockholders by providing Participants (as such term is defined below) with an incentive for outstanding performance. The Plan is further intended to assist the Company in its ability to motivate, and retain the services of, Participants upon whose judgment, interest and special effort the successful conduct of the Company’s and its Subsidiaries’ (as such term is defined below) operations is largely dependent.

2.  Definitions and Rules of Construction.

(a) Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Account” means the bookkeeping record established by the Company for each Participant. An Account is established only for purposes of measuring the value of the Company’s obligation to a Participant in respect of Restricted Share Units and not to segregate assets or to identify assets that may be used to settle Restricted Share Units.

“Associate” has the meaning ascribed to such term in the Securities Act (Ontario), as amended from time to time.

“Award” means an award made pursuant to the terms of the Plan to an Eligible Individual (as hereinafter defined) in the form of Options, Restricted Shares or Restricted Share Units.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant, provided that, if the Company is providing financial assistance to a Participant, the Award Document shall include a promissory note signed by the Participant.

“Board” means the Board of Directors of the Company.

“Change of Control” means a sale of all or substantially all of the assets of the Company or the acquisition by any person or group of related persons (other than Fairfax Financial Holdings Limited or persons related to Fairfax Financial Holdings Limited) of more than 50% of the shares of the Company ordinarily entitled to be voted on the election of directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations (including any proposed regulations) promulgated thereunder.

“Committee” means the compensation committee appointed by the Board to administer the Plan and comprised of two or more directors each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3), provided that the delegation of powers to such committee shall be consistent with applicable laws, regulations and rules of any applicable jurisdiction or stock exchange (including, without limitation, applicable corporate law and Rule 16b-3 of the Exchange Act).

“Common Stock” means the common shares of the Company.

“Date of Grant” means the date of grant of an Award as set forth in the applicable Award Document.

“Disability” shall have the meaning ascribed to such term in the Company’s long- term disability plan. The Committee’s determination as to whether or not a Participant has incurred a Disability is final and conclusive and binding on all persons.

“Effective Date” means May 10, 2002.

“Eligible Individual” means an individual described in Section 5(a) who is eligible for an Award under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations thereunder, the value of a Share on a particular date, determined as follows:

(a)	if the Common Stock is listed or admitted to trading on such date on the Toronto Stock Exchange, any national securities exchange or quoted through the Nasdaq National Market System (“Nasdaq”), the greater of the closing sale price of a Share as reported on: (i) the relevant composite transaction tape, (ii) the principal exchange (determined by trading value in the Common Stock), or (iii) through Nasdaq, as the case may be, on such date, or in the absence of reported sales on such date, the mean between the highest reported bid and lowest reported asked prices reported on such composite transaction tape or exchange or through the Nasdaq, as the case may be, on such date; or

(b)	if the Common Stock is not listed or quoted as described in the preceding clause, but bid and asked prices are quoted through Nasdaq, the mean between the highest reported bid and lowest reported asked prices as quoted through Nasdaq on such date; or

(c)	if the Common Stock is not listed or quoted on the Toronto Stock Exchange, any other national securities exchange or through Nasdaq or, if pursuant to (a) and (b) above the Fair Market Value is to be determined based upon the mean of the highest reported bid and lowest reported asked prices provided that if the Committee determines that such mean does not properly reflect the Fair Market Value, by such other method as the Committee determines to be reasonable and consistent with applicable law; or

(d)	if the Common Stock is not publicly traded, such amount as is determined by the Committee in good faith.

“Good Reason” means (i) the breach of the terms of the Participant’s employment agreement by the Company or any successor thereto; (ii) the direct or indirect assignment to the Participant of any duties or reporting responsibilities, materially inconsistent with the services contemplated in the Participant’s employment agreement (excluding any isolated and inadvertent assignment that is remedied by the Participant’s employer within thirty (30) days after receipt of notice from the Participant); (iii) a reduction in the Participant’s compensation or an unreimbursed reduction in benefits; (iv) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the provisions of the Participant’s employment agreement in the same manner and to the same extent that the employer would be required to perform if no such succession had taken place; (v) the failure by the employer to continue to provide the Participant with benefits; (vi) the relocation of the Participant’s principal place of business to a location such that the Participant’s regular commute is substantially in excess of the Participant’s existing commute to the Participant’s then existing principal place of business.

“Insider” has the meaning ascribed to such term in Section 627 of The Toronto Stock Exchange Company Manual.

“Just Cause” means (i) a material breach by the Participant of the provisions of the Participant’s employment agreement, which breach shall not have been cured by the Participant within thirty (30) days following the written notice thereof by the Participant’s employer to the Participant, (ii) the commission of gross negligence by the Participant in the course of the Participant’s employment, which commission has a material adverse effect on the Company, (iii) the commission by the Participant of a criminal act of fraud, theft or dishonesty causing material damages to the Company, (iv) the Participant’s conviction of (or plead of nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects the goodwill of the Company, or (v) such other act or omission that a court of competent jurisdiction declares in a written ruling to be a breach of the Participant’s responsibilities under the Participant’s employment agreement of such materiality as to justify a termination of the Participant’s employment by the Participant’s employer.

“Option” means a stock option granted under Section 6, which is not an “incentive stock option” within the meaning of Section 422 of the Code.

“outstanding issue” has the meaning ascribed to such term in Section 627 of The Toronto Stock Exchange Company Manual.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Restricted Period” means, with respect to any Restricted Share or Restricted Share Unit, the period of time determined by the Committee in accordance with the terms of the Plan during which such Restricted Share or Restricted Share Unit is subject to the restrictions set forth in the applicable Award Document.

“Restricted Share” means an Award of restricted shares of Common Stock that has not vested or remains subject to forfeiture, transfer or other restrictions in accordance with Section 7 and the applicable Award Document.

“Restricted Share Units” means an Award of restricted share units of Common Stock that has not vested or remains subject to forfeiture, transfer or other restrictions in accordance with Section 8 and the applicable Award Document.

“Retirement” means a Participant’s retirement at the age regarded by the Company or a Subsidiary as the normal retirement age for its employees in general, based upon the Company’s or the Subsidiary’s normal employment and related policies and practices.

“Shares” means the shares of Common Stock and any shares or other securities into which such Shares have been for whatever reason changed or which have for whatever reason been substituted for, or distributed (as a dividend or otherwise) upon, such Shares.

“Subsidiary” shall have the same meaning ascribed to such term in the Securities Act (Ontario).

“Termination of Employment” means a Participant’s termination of employment or service with the Company or a Subsidiary for any reason whatsoever (including, without limitation, as a result of termination by the Company or a Subsidiary without cause) at a time when the Participant is not (and is not imminently about to be) an employee or a director of either the Company or any Subsidiary or otherwise providing services to the Company.

(b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the context indicates otherwise, references to sections are to sections of the Plan.

3.  Administration.

(a)  Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the requirements of The Toronto Stock Exchange, where applicable, and the express provisions hereof:

(i)	to select Participants from the Eligible Individuals;

(ii)	to make Awards in accordance with the Plan;

(iii)	to determine the number of shares of Common Stock subject to each Award;

(iv)	to determine the terms and conditions of each Award, including, without limitation, those related to transferability, vesting, forfeiture and exercisability and the effect, if any, of a Participant’s Termination of Employment, and including the authority to adjust the terms of an Award to comply with the laws, regulations or rules of any applicable jurisdiction or stock exchange;

(v)	to determine the terms and conditions of any financial assistance provided to a Participant in accordance with the Plan;

(vi)	to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that either is not prejudicial to the rights of such Participant in such Award or has been consented to in writing by the Participant;

(vii)	to specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(viii)	to construe and interpret any Award Document delivered under the Plan;

(ix)	to prescribe, amend and rescind rules and procedures relating to the Plan;

(x)	subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(xi)	to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Participants who are subject to the laws of jurisdictions outside of the United States and Canada;

(xii)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(xiii)	to make all other determinations (including, without limitation, factual and legal determinations) and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(b)  Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)  Corporate Governance. The administration of the Plan shall in all respects be subject to the Company’s Articles and By-laws, as may be amended from time to time, and all applicable laws, regulations and rules.

(d) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all interested persons. Every action, including an exercise of discretion by the Committee, is wholly without precedent value for any purpose.

4.  Common Stock Subject to the Plan.

(a)  Plan Limit. Subject to Section 10, the maximum aggregate number of shares of Common Stock that may be issued in connection with Awards granted under the Plan is 3,631,820 shares (the “Plan Limit”). Subject to compliance with applicable laws, regulations and rules of any applicable jurisdiction or stock exchange, Shares utilized in connection with the Plan may be purchased on the open market or otherwise acquired, newly issued, treasury shares or any combination thereof.

The Shares available for issuance under the Plan together with all of the Company’s other previously established or proposed share compensation arrangements cannot, at any time, result in:

(i)	the number of Shares reserved for issuance pursuant to Options granted to Insiders exceeding 10% of the outstanding issue;

(ii)	the issuance to Insiders, within a one-year period, of a number of Shares exceeding 10% of the outstanding issue;

(iii)	the issuance to any one Insider and such Insider’s Associates, within a one-year period, of a number of Shares exceeding 5% of the outstanding issue; or

(iv)	the number of Shares reserved for issuance to any one Participant exceeding 5% of the outstanding issue.

(b)  Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of Shares that remain available for issuance under the Plan, the following Shares shall be added back to the Plan Limit and again be available for Awards:

(i)	the number of Shares withheld from any Award to satisfy a Participant’s tax withholding obligations; and

(ii)	the number of Shares underlying any Award that are surrendered and cancelled without being exercised.

5.  Participation.

(a)  Eligible Individuals. Awards may be granted by the Committee to individuals (“Eligible Individuals”) who are directors, officers or other key employees of the Company or a Subsidiary with the potential to contribute to the future success of the Company or its Subsidiaries. Awards shall not be affected by any change of duties or positions so long as the holder continues to be a director, officer, employee of, or consultant to, the Company or a Subsidiary.

(b) Awards to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant.

6.  Stock Options.

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem appropriate, not inconsistent with the terms of the Plan and applicable law, regulations and rules:

(a)  Award Document. The terms and conditions of each Option shall be set forth in an Award Document in a form approved by the Committee, which shall incorporate the Plan by reference. The vesting, forfeiture and other restrictions applicable to an Option (which will include, without limitation, restrictions on transferability) shall be determined by the Committee and shall be set forth in the applicable Award Document.

(b)  Form of Award. The Committee is authorized to grant Options to Eligible Individuals. An Option shall entitle a Participant to purchase a specified number of Shares during a specified time at an exercise price determined in accordance with Section 6(c) below. An Option shall become exercisable after or at the time such Option becomes vested as determined by the Committee. An Option shall be exercisable during such period(s) as shall be determined by the Committee and the Committee may, subject to regulatory approval, extend the term of an Option after the Date of Grant. An Option which is not exercised during its period of exercisability shall expire without any payment to the Participant.

(c)  Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be fixed by the Committee on the Date of Grant or, alternatively, shall be determined by a method specified by the Committee on the Date of Grant; provided, that such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant.

(d)  Method of Exercise. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid in cash, certified check or bank check or a combination thereof. The Committee may also establish procedures pursuant to which an Option may be exercised through a “cashless exercise” procedure involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the Shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy the minimum required withholding tax obligations related to the Option.

(e) Unvested Options. The following provisions apply to the unvested portion of an Option held by a Participant except to the extent, if any, otherwise provided in the applicable Award Document:

(i)	upon a Participant ceasing to be an Eligible Individual for any reason other than death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the unvested portion of the Option shall be forfeited and cancelled without any payment to such Participant and shall not be exercisable in whole or in part unless otherwise provided by the Committee, the Plan or the Award Document;

(ii)	upon a Participant ceasing to be an Eligible Individual by reason of death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the unvested portion of an Option shall immediately vest in full.

Notwithstanding the foregoing, the Board may in any particular case, in its sole discretion and without precedent value, suspend or vary the operation of the foregoing provisions, based on such factors or criteria as the Committee may determine in its sole discretion (including, without limitation, accelerating the vesting of an Option, in whole or in part), but only (i) with prior approval of the Toronto Stock Exchange, and (ii) in a manner that is not adverse to the Participant and complies with applicable laws, regulations and rules of any applicable jurisdiction or stock exchange.

(f)  Termination of Employment. Upon a Participant’s death, Disability or Retirement, the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for the applicable term of the Option. Upon a Participant’s Termination of Employment by reason of dismissal without Just Cause, resignation for Good Reason or a Change of Control, the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for three years following such termination, except in the case of a Participant who is a director of the Company or a consultant to the Company or a Subsidiary in which event the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for one year following such termination. Upon a Participant’s Termination of Employment for any reason other than death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for ninety days following such termination.

(g)  Term of Option. Each Option shall be effective for such term as shall be determined by the Committee and set forth in the applicable Award Document; provided, however, that the term of any Option shall not exceed 10 years from the Date of Grant.

(h) Fractional Shares. No fractional Shares may be issued upon any exercise of an Option, and the Committee may determine the manner, if any, in which fractional share value shall be treated.

7.  Restricted Shares.

Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem appropriate, not inconsistent with the terms of the Plan and applicable law, regulation and rules:

(a) Award Document. The terms and provisions of each Restricted Share awarded under the Plan shall be set forth in an Award Document in a form approved by the Committee, which shall incorporate the Plan by reference. The vesting, forfeiture and other restrictions applicable to a Restricted Share (which may include, without limitation, restrictions on transferability) shall be determined by the Committee and shall be set forth in the applicable Award Document.

(b) Terms of Restricted Shares; Generally.

(i)	Subject to Section 7(b)(iii), Restricted Shares may be granted to any Eligible Individual by the Committee, in its sole discretion, and shall comply with the terms and conditions of the Plan and the applicable Award Document.

(ii)	Restricted Shares shall be held in escrow rather than delivered to the Participant pending the release of the applicable restrictions and the Participant shall execute and deliver to the Company (1) an escrow agreement satisfactory to the Committee and (2) the appropriate blank stock powers with respect to the Restricted Shares covered by such agreements. If a Participant does not execute an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 7(d), the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Shares, including the right to vote the Restricted Shares and to receive dividends. In the sole discretion of the Committee, cash dividends and stock dividends with respect to the Restricted Shares may be either currently paid to the Participant or withheld by the Company for the Participant’s account and subject to such terms as determined by the Committee. Cash dividends or stock dividends may, in the sole discretion of the Committee, be subject to the same restrictions as the underlying Restricted Shares.

(iii)	Unless such Restricted Shares are acquired on the open market, Restricted Shares granted under the Plan shall not be issued until the consideration for the Restricted Shares is fully paid in money, property or past service that is not less in value than the fair equivalent of the money that the Company would have received if the Restricted Shares had been issued for money (as determined by the Board in its sole discretion).

(c) Certificates. Upon the award of Restricted Shares, the Committee shall cause a share certificate (or appropriate electronic entry) registered in the name of the Participant to be issued and deposited together with the powers with an escrow agent designated by the Committee. The Committee shall cause the escrow agent to issue to a Participant a receipt evidencing any share certificate held by it registered in the name of such Participant.

(d) Restrictions.

(i)	Restricted Shares awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Document: (1) the Participant shall not be entitled to delivery of the share certificate; (2) the Shares shall be subject to the restrictions on transferability set forth in the Award Document; and (3) the Shares shall be subject to forfeiture to the extent provided in Section 7(f) and the applicable Award Document and, to the extent such Shares are forfeited, the share certificates shall be returned to the Company, and all rights of the Participant to such Shares and as a stockholder shall terminate without further obligation on the part of the Company and all such Shares shall be cancelled.

(ii)	The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(e) Restricted Period. The duration of the Restricted Period and the other restrictions, if any, that shall be imposed upon the Restricted Shares shall be determined by the Committee at the time each grant of Restricted Shares is made and, at the discretion of the Committee, may be set forth in the applicable Award Document. The Committee may, in any particular case, in its sole discretion and without precedent value, reduce any Restricted Period or any other restrictions regarding the transferability or forfeiture of all or a portion of any Award.

(f)  Termination of Employment. Unless otherwise determined by the Committee, in its sole discretion, or specified in the applicable Award Document:

(i)	upon a Participant ceasing to be an Eligible Individual by reason of death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the Restricted Period applicable to any Restricted Shares granted to such Participant shall terminate; and

(ii)	upon a Participant ceasing to be an Eligible Individual for any reason other than death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, all of the Participant’s Restricted Shares shall be forfeited without any payment to such Participant.

Notwithstanding the foregoing, the Committee may, in any particular case, in its sole discretion, but with prior approval of the Toronto Stock Exchange, and without precedent value, suspend or vary the operation of the foregoing provisions, upon such terms and to such extent as it may determine, but only in a manner that is not adverse to the Participant and complies with applicable laws, regulations and rules of any jurisdiction or stock exchange.

(g)  Delivery of Restricted Shares. Upon the expiration of the Restricted Period with respect to any Restricted Share, the restrictions set forth in Section 7(d) and the Award Document shall be of no further force or effect with respect to such Restricted Share, provided that the Restricted Share has not been forfeited. Upon such expiration, the Company shall deliver to the Participant, without charge, a share certificate evidencing the Restricted Shares which have not been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or share dividends credited to the Participant’s account with respect to such Restricted Share and the interest thereon, if any.

8.  Restricted Share Units.

Restricted Share Units shall consist of a grant of units, each of which represents the right of the Participant to receive one Share, subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem appropriate, not inconsistent with the terms of the Plan and applicable law, regulations and rules:

(a) Terms set forth in Award Document. The terms and provisions of each Restricted Share Unit awarded under the Plan shall be set forth in an Award Document in a form approved by the Committee, which shall incorporate the Plan by reference. The vesting, forfeiture and other restrictions applicable to a Restricted Share Unit (which may include, without limitation, restrictions on transferability) shall be determined by the Committee and shall be set forth in the applicable Award Document.

(b) Deferral. By their terms, Restricted Share Units are automatically deferred upon grant as provided in the applicable Award Document. Pursuant to rules and regulations adopted by the Committee, the Committee may permit a Participant to further defer the settlement of a Restricted Share Unit until the earlier of his or her (i) termination of employment or (ii) death. Amounts deferred in accordance with the preceding sentence shall be noted in a Participant’s Account.

(c) Accounts. Upon the grant of a Restricted Share Unit, the Board shall credit a Participant’s Account with the number of Restricted Share Units granted. In the event that the Company pays any cash or other dividend or makes any other distribution in respect of the Common Stock, a Participant’s Account will be credited with an additional number of Restricted Share Units (including fractions thereof) determined by dividing (i) the amount of cash, or the value (as determined by the Board) of any securities or other property, paid or distributed in respect of a Share by (ii) the Fair Market Value of a Share for the date of such payment or distribution, and multiplying the result of such division by (iii) the number of Restricted Share Units that were credited to a Participant’s Account immediately prior to the date of the dividend or other distribution. Credits shall be made effective as of the date of the dividend or other distribution in respect of the Common Stock. Dividends credited to a Participant’s Account may, in the sole discretion of the Committee, be either currently paid to the Participant or withheld by the Company and credited to the Participant’s Account as additional Restricted Share Units. Dividends credited to a Participant’s Account may, in the sole discretion of the Committee, be subject to the same restrictions as the underlying Restricted Share Units.

(d) Restrictions.

(i)	Restricted Share Units awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Document: (1) the Participant shall not be entitled to delivery of the share certificate and (2) the Restricted Share Units shall be subject to forfeiture to the extent provided in Section 8(e) and the applicable Award Document.

(ii)	The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(e) Restricted Period. The duration of the Restricted Period and the other restrictions, if any, that shall be imposed upon the Restricted Share Units shall be determined by the Committee at the time each grant of Restricted Share Units is made and, at the discretion of the Committee, may be set forth in the applicable Award Document. The Committee may, in any particular case, in its sole discretion and without precedent value, reduce any Restricted Period or any other restrictions regarding the transferability or forfeiture of all or a portion of any Award.

(f)  Termination of Employment. Unless otherwise determined by the Committee, in its sole discretion, or specified in the applicable Award Document:

(i)	upon a Participant ceasing to be an Eligible Individual by reason of death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, the Restricted Period applicable to any Restricted Share Units granted to such Participant shall terminate; and

(ii)	upon a Participant ceasing to be an Eligible Individual for any reason other than death, Disability, dismissal without Just Cause, resignation for Good Reason, a Change of Control or Retirement, all of the Participant’s Restricted Share Units shall be forfeited without any payment to such Participant.

Notwithstanding the foregoing, the Committee may, in any particular case, in its sole discretion, but with prior approval of the Toronto Stock Exchange, and without precedent value, suspend or vary the operation of the foregoing provisions, upon such terms and to such extent as it may determine, but only in a manner that is not adverse to the Participant and complies with applicable laws, regulations and rules of any applicable jurisdiction or stock exchange.

(g)  Delivery of Shares. Upon the expiration of the Restricted Period with respect to any Restricted Share Unit, the restrictions set forth in Section 8(d) and the Award Document shall be of no further force or effect with respect to such Restricted Share Unit, provided that the Restricted Share Unit has not been forfeited. Upon such expiration, the Company shall, in its sole discretion, (i) deliver to the Participant a share certificate evidencing the Restricted Share Units in such Participant’s Account that have not been forfeited, or (ii) deliver to the Participant, cash equal to the Fair Market Value of the Shares subject to such Restricted Share Units, or in a combination of Shares and cash.

(h) No Stockholder Rights. The crediting of Restricted Share Units to an Account shall not confer on the relevant Participant any rights as a stockholder of the Company.

9.  General Provisions.

(a)  Non-Transferability of Award. Unless the Committee determines otherwise in its sole discretion and subject to regulatory approval, no Award or amount payable under, or interest in, the Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; provided, however, that the Committee may, in its sole discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Award, other than an Option, for no consideration to a Participant’s family members or to one or more personal holding companies which are controlled or wholly-owned by the Participant, provided such Shares underlying an Award are owned directly or indirectly by the Participant, his or her spouse, minor children or minor grandchildren, and/or family trusts wholly-owned (directly or indirectly) by the Participant or his or her immediate family (collectively, “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. The Committee may, in its sole discretion, permit transfers of Awards (other than an Option) other than those contemplated by this Section 9(a). During the lifetime of the Participant, an Option shall be exercisable only by the Participant or by a Permitted Transferee to whom such Option has been transferred in accordance with this Section 9(a).

(b) Rights with Respect to Shares. A Participant shall have no rights as a stockholder with respect to Shares covered by an Award until the date the Participant or his nominee becomes the holder of record of such Shares, and except as herein otherwise provided no adjustments shall be made for cash dividends or other distributions or other rights as to which there is a record date preceding the date such person becomes the holder of record of such shares. The Company shall not be entitled to exercise any voting rights in respect of the Shares held by it unless the Company has both sought and obtained instructions from a Participant, in which case the Company shall exercise the voting rights in respect of the Shares which are or may be transferable to such Participant upon the exercise of such Participant’s Options in accordance with the instructions of such Participant (provided that, for greater certainty, nothing herein shall obligate the Company to seek instructions from any or all of the Participants). Except as the following may be varied by action taken under Section 9, the Company shall be entitled (to the exclusion of any Participant) to all dividends and other distributions in respect of the Shares held by it at all times prior to the transfer of such Shares to a Participant upon the exercise of an Option.

(c) No Right to Continued Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Document shall confer upon any Eligible Individual any right to continued employment or service with the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Individual any time, with or without cause. Each Participant, by accepting an Award, agrees with the Company and its Subsidiaries that he or she will not be entitled to any damages, payment or claim with respect to or as a result of any forfeiture of the Award that occurs as a result of the termination of the Participant’s employment or service with the Company or any Subsidiary, regardless of the reason for or circumstances of such termination, or whether such termination was or was not wrongful and of whether or not the period of notice of termination given to the Participant was sufficient.

(d) Consent to Plan. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(e) Wage and Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award or any compensation or other payment to a Participant amounts of withholding and other taxes with respect to the payment of any federal, state, provincial or local taxes of any kind required by law to be withheld in connection with any Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company and the Participants to satisfy obligations for the payment of the minimum required withholding obligations relating to any Award. This authority shall include authority for the Company to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s minimum required tax withholding obligations, either on a mandatory or elective basis in the sole discretion of the Committee.

(f) Compliance with Laws. An Award may not be exercised, and no Shares may be issued in connection with an Award, unless and until the Company has determined that (i) the Company and the Participant have taken all actions under the securities laws of both the United States and Canada and including any applicable requirements of any stock exchange in which the Common Stock is listed, (ii) the consideration for the Shares is fully paid in money, property or past service that is not less in value than the fair equivalent of the money that the Company would have received if the Shares had been issued for money (as determined by the Board in its sole discretion), and (iii) the issuance of such Shares complies with any other applicable laws.

(g) Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Nothing contained in the Plan (or in any Award Documents or other documentation related thereto) shall give any Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash, Shares or other property or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee determines otherwise. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify.

(h)  Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(i) Compliance with Rule 16b-3. Notwithstanding anything contained in the Plan or in any Award Document to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than six months.

(j)  Expenses. The costs and expenses of administering and implementing the Plan shall be borne by the Company.

(k) Liability and Indemnification.

(i)	Neither the Company nor any Subsidiary shall be responsible in any way for any action or omission of the Committee or any other fiduciaries in the performance of their duties and obligations as set forth in the Plan. Furthermore, neither the Company, any Subsidiary nor the Committee shall be responsible for any act or omission of any of their agents, or with respect to reliance upon the advice of their counsel, provided that the Company, the appropriate Subsidiary or the Committee, as the case may be, relied in good faith upon the action of such agent or the advice of such counsel.

(ii)	Neither the Company, any Subsidiary, the Committee, nor any agent, employee, officer, director, stockholder or member of any of them, nor any other person shall have any liability or responsibility to any Participant or otherwise with respect to the Plan, except with respect to fraud, bad faith or willful misconduct on their part or as otherwise expressly provided herein.

(l) Cooperation of Parties. All parties to the Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out the Plan or any of its provisions.

(m)  Notices. Each notice relating to the Plan shall be in writing and delivered by recognized overnight courier or certified mail to the proper address or, optionally, to any individual personally. Except as otherwise provided in any Award Document, all notices to the Company or the Committee shall be addressed to it c/o the Company at its registered office, Attn: Corporate Secretary. All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons which are not delivered personally to an individual shall be addressed to such person at the last address for such person maintained in the records of the Committee or the Company.

(n) Financial Assistance. The Committee shall determine, in its sole discretion, the terms and conditions of any financial assistance that shall be provided by the Company to a Participant in order to permit such Participant to exercise an Option or to purchase Shares under the Plan; provided, however, that such financial assistance shall not extend beyond the term of the Option or the right to purchase Shares in respect of which the financial assistance is being provided. The terms and conditions on which financial assistance may be provided to a Participant, including any security for such financial assistance and whether the Company shall have any recourse against such Participant for the outstanding balance of the financial assistance after realization on such security, shall be set forth in the Award Document.

10. Recapitalization or Reorganization.

(a) Authority of the Company and Shareholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the Shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any dividend or other distribution, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, if there is any change in the outstanding Shares by reason of a stock dividend or split, a recapitalization, or a consolidation, combination or exchange of shares, or if there is any other change (including, possibly, an extraordinary dividend) which the Committee in its sole discretion determines is a sufficiently fundamental change to warrant the action hereinafter described, the Committee shall make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised Options under the Plan; and/or (ii) the number and kind of shares or other securities subject to unexercised Options under the Plan; provided, however, that no substitution or adjustment will obligate the Company to transfer fractional Shares. In the event of the reorganization or the amalgamation, merger or consolidation of the Company with another corporation, the Committee may make such provision for the protection of the rights of Eligible Individuals and Participants as the Committee in its discretion deems appropriate. The determination of the Committee, as to any such substitution or adjustment or as to there being no need for the same, will be final and binding on all parties.

11. Effective Date.

The Plan shall become effective on the Effective Date, subject to subsequent approval thereof by the Company’s stockholders, and shall remain in effect until it has been terminated pursuant to Section 12. If the Plan is not approved by the stockholders, the Plan and all interests in the Plan awarded to Participants shall be void ab initio and of no further force and effect.

12. Amendment; Suspension and Termination.

(a)  Notwithstanding anything herein to the contrary, the Board or the Committee may, at any time, terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no amendment or modification which (i) increases the Plan Limit or (ii) otherwise must be approved by stockholders pursuant to applicable rules of an exchange or any requirements or any requirements of the Code and the regulations promulgated thereunder, shall be effective without stockholder approval. However, except as otherwise expressly provided herein, no amendment, modification, suspension or termination of the Plan shall alter the rights of any Participant existing at such time with respect to an Award, except with the express written consent of such Participant. The Plan shall continue until earlier terminated by the Company pursuant to this Section 12. If the Plan is terminated, the provisions of the Plan, and any administrative guidelines, regulations and other rules adopted by the Committee with respect to the Plan which are in force at the time of such termination, will continue in effect in respect of any Awards which are outstanding at such time and any rights pursuant to any such Awards. However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Awards which it would have been entitled to make if the Plan were still in effect.

(b)  With the consent of any applicable regulatory authorities, as may be required, the Committee may, in its sole discretion and without precedent value, amend or modify any particular outstanding Award(s) or, in circumstances which the Committee deems appropriate (such a circumstance may, for instance, be a change of control of the Company), all outstanding Awards, so as to:

(i)	accelerate the Award’s vesting or exercisability;

(ii)	reduce any restrictions on the transferability, vesting or exercisability of the Award; or

(iii)	if the Company ceases to be subject to the terms of the Exchange Act or there is a contemplated transaction which would result in the Company ceasing to be subject to the terms of the Exchange Act, abbreviate the exercise period of all outstanding Awards;

upon not less than 30 days’ notice to all affected Participants and upon such terms (including the possible reinstatement of Awards) as the Committee determines.

13. Governing Law.

The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the province of Ontario applicable to contracts to be performed entirely within such state and without giving effect to principles of conflicts of laws.

APPENDIX C

AUDIT COMMITTEE CHARTER

I.  PURPOSE

The purpose of the Audit Committee is to assist the board of directors (the “Board”) of Hub International Limited (“Hub”) in overseeing Hub’s financial reporting process and audits of the financial statements of Hub, in addition to preparing the report that SEC rules require to be included in Hub’s annual proxy statement.

The Audit Committee is responsible for assisting the Board’s oversight of (1) the quality and integrity of Hub’s financial statements and related disclosure, (2) Hub’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of Hub’s Internal Audit Department and independent auditor.

The Audit Committee’s responsibility is one of oversight. It is the responsibility of Hub’s management to prepare consolidated financial statements in accordance with applicable laws and regulations and of Hub’s independent auditor to audit those financial statements. Therefore, each member of the Audit Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside Hub from whom he or she receives information, and the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations.

II. COMPOSITION

1.	Members. The Audit Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. The members of the Audit Committee shall be appointed annually by the Board.

2.	Qualifications. Each member of the Audit Committee shall meet all applicable independence, financial literacy and other requirements of law and the New York Stock Exchange.

3.	Chair. The Chair of the Audit Committee shall be appointed by the Board.

4.	Removal and Replacement. The members of the Audit Committee may be removed or replaced, and any vacancies on the Audit Committee shall be filled, by the Board.

III. MEETINGS

Subject to Hub’s by-laws and resolutions, the Chair of the Audit Committee, in consultation with the Audit Committee members, shall determine the schedule and frequency of the Audit Committee meetings, provided that the Audit Committee shall meet at least four times per year. The Audit Committee shall meet separately, periodically, with management, the internal audit group (or sub-independent auditor, if an outside party is retained to perform such function) and the independent auditor.

IV. AUTHORITY AND RESPONSIBILITIES

The following are the general responsibilities of the Audit Committee and are set forth only for its guidance. The Audit Committee may assume such other responsibilities as it deems necessary or appropriate in carrying out its oversight functions.

Independent Auditor’s Qualifications and Independence

1.	The Audit Committee shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditor employed by Hub to audit its financial statements, subject to any requirement that Hub’s shareholders ratify such appointment, retention, compensation and oversight at each annual general meeting.

2.	The Audit Committee shall have the sole authority to pre-approve any non-audit services to be provided by the independent auditor and shall consider whether the provision of such services is compatible with maintaining the independence of the independent auditor. The Audit Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditor.

3.	The Audit Committee shall obtain and review with the lead audit partner and a more senior representative of the independent auditor, annually or more frequently as the Audit Committee considers appropriate, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent auditor; any steps taken to deal with these issues; and (to assess the independent auditor’s independence) all relationships between the independent auditor and Hub.

4.	The Audit Committee shall ensure the rotation of the lead audit partner, and other members of the engagement team, as required by law. In addition, the Audit Committee shall consider whether there should be regular rotation of the audit firm in order to ensure continuing auditor independence.

5.	The Audit Committee shall review the experience, qualifications and performance of the lead audit partner.

6.	The Audit Committee shall pre-approve the hiring of any employee or former employee of the independent auditor who participated in any capacity in the audit of Hub. In addition, the Audit Committee shall set clear policies for the hiring of any employee or former employee of the independent auditor for senior positions within Hub, regardless of whether that person was a member of Hub’s audit team to ensure compliance with applicable regulations.

Financial Statements and Related Disclosure

7.	The Audit Committee shall review the annual financial statements and quarterly financial statements with management and the independent auditor, including Hub’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before the filing of each of Hub’s annual reports on Form 10-K and quarterly reports on Form 10-Q. In discharging its responsibilities with respect to Hub’s annual audited financial statements, the Audit Committee shall:

i.	review and discuss the audited financial statements with management and the independent auditors;

ii.	discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61 and Canadian Institute of Chartered Accountants’ (CICA) Handbook Section 5751 “Communications with Those Having Oversight Responsibility for the Financial Reporting Process”;

iii.	review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and CICA Handbook Section 5751 and, where appropriate, recommend that the Board take appropriate action in response to the disclosures to satisfy itself of the independence of Hub’s independent auditors; and

iv.	based upon the reviews and discussions, issue its report for inclusion in Hub’s proxy statement.

8.	Prior to the dissemination of Hub’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies, management shall discuss such financial information and earnings guidance with the Audit Committee. Such discussion may be done generally (i.e. discussion of the types of information to be disclosed and the type of presentation to be made).

9.	The Audit Committee shall review and discuss quarterly reports from the independent auditor regarding: (a) all critical accounting policies and practices to be used by Hub in preparing its financial statements; (b) all alternative accounting treatments under Canadian and U.S. GAAP that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences. In addition, the Audit Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

10.	The Audit Committee shall review with management, and any outside professionals, as the Audit Committee considers appropriate, including but not limited to independent legal counsel, the effectiveness of Hub’s disclosure controls and procedures.

11.	The Audit Committee shall review with management, and any outside professionals as the Audit Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on Hub’s financial statements.

12.	The Audit Committee shall prepare any report required by the Securities and Exchange Commission to be included in Hub’s annual proxy statement.

Performance of the Internal Audit Department and Independent Auditors

13.	The Audit Committee shall meet with the independent auditor to discuss the scope, planning and staffing of the proposed audit for the current year. The Audit Committee shall also review the organization, responsibilities, work plans, budget, staffing and results of the internal audit function. In addition, management shall consult with the Audit Committee on the appointment, replacement, reassignment or dismissal of the principal internal auditor.

14.	The Audit Committee shall review with management, the head of the internal audit group and the independent auditor the quality, adequacy and effectiveness of Hub’s accounting practices and internal controls and any significant deficiencies or material weaknesses in internal controls. This review should include a discussion of the responsibilities, budget and staffing of Hub’s internal audit group.

15.	The Audit Committee shall review Hub’s policies with respect to risk assessment and risk management.

Compliance with Legal and Regulatory Requirements

16.	The Audit Committee shall obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

17.	The Audit Committee shall review with management, the independent auditor and any internal or external counsel as the Audit Committee considers appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues concerning Hub’s financial statements or accounting policies.

18.	The Audit Committee shall review with Hub’s general counsel (a) the adequacy and effectiveness of Hub’s procedures to ensure compliance with its legal and regulatory responsibilities and (b) any legal matters that may have a material impact on Hub’s financial statements or compliance policies.

19.	The Audit Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by Hub regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) confidential, anonymous submission by employees of Hub of concerns regarding questionable accounting or auditing matters or potential violations of law.

20.	The Audit Committee shall obtain reports from management, the Internal Audit Department and the independent auditor regarding compliance with all applicable legal and regulatory requirements, including the Foreign Corrupt Practices Act and Hub’s Code(s) of Ethics.

Reporting and Miscellaneous

21.	The Audit Committee shall report to the Board of Directors at least quarterly its conclusions with respect to the matters that the Audit Committee has considered;

22.	The Audit Committee shall review and reassess the adequacy of this Charter annually and submit any revisions to this Charter that are deemed necessary to the Board of Directors for approval; and

23.	The Audit Committee shall have such other responsibilities and undertake and perform such other tasks, if any, as may be required of the independent Audit Committee of a corporation that is listed on the New York Stock Exchange or the Toronto Stock Exchange, or in accordance applicable Canadian and U.S. securities laws.

The foregoing list of duties is not exhaustive, and the Audit Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function. The Audit Committee shall have the power to delegate its authority and duties to subcommittees of the Audit Committee or individual members of the Audit Committee as it deems appropriate. In discharging its oversight role, the Audit Committee shall have full access to all of Hub’s books, records, facilities and personnel. The Audit Committee may retain counsel, auditors or other advisors, in its sole discretion.

HUB INTERNATIONAL LIMITED

PROXY

Common Shares

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS IN 2003

                The undersigned shareholder of Hub International Limited (the “Corporation”) hereby appoints Martin P. Hughes, Chairman and Chief Executive Officer, or failing him, W. Kirk James, Vice President, Secretary and General Counsel, both being directors and/or officers of the Corporation, or instead of any of the foregoing

   , as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned at the Annual and Special Meeting of Shareholders (the “Meeting”) of the Corporation to be held at The Harold Washington Library Center, 400 South State Street, Chicago, Illinois 60605 on May 6, 2003 at 9:30 a.m., Central time, and at all adjournments thereof, upon the matters listed below, which are detailed in the accompanying Proxy Circular and Statement, and on such other matters as may properly come before the Meeting. In lieu of sending this proxy by mail, voting instructions may also be conveyed by facsimile at 416-368-2502, toll free telephone number at 1-877-290-3210 or Internet at www.proxyvoting.com/hub up to 24 hours before the date of the Meeting.

The Board of Directors recommends a vote FOR Items (1), (2) and (3) below.

(1)  Election of Directors for the ensuing year.

VOTE FOR ☐ all nominees listed below.	WITHHOLD VOTE ☐ from all nominees listed below.

         Nominees: Martin P. Hughes, Richard A. Gulliver, Bruce D. Guthart, R. Craig Barton, Jean Martin, Anthony F. Griffiths, Paul Murray, Bradley P. Martin and Frank S. Wilkinson

(2)    Appointment of PricewaterhouseCoopers LLP as auditors of the Corporation and authorization of the directors to fix the compensation to be paid to the auditors.

VOTE FOR ☐	WITHHOLD VOTE ☐

(3)  Amendments to the Corporation’s Equity Incentive Plan.

VOTE FOR ☐	AGAINST ☐	WITHHOLD VOTE ☐

Where no choice is specified, and a shareholder has not appointed a proxyholder other than the two persons named on this form of proxy, the proxy will be voted FOR Items (1), (2) and (3).

------------------------------------------------------ , 2003 Date	Signature of Shareholder

Name of Shareholder (Please print clearly)

NOTES:

(1)	A shareholder has the right to appoint a person to represent him or her at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint. Such other person need not be a shareholder.

(2)	To be valid, this proxy must be signed and deposited with CIBC Mellon Trust Company at Proxy Department, 200 Queen’s Quay East, Unit 6, Toronto, Ontario, M5A 4K9, or by facsimile to 416-368-2502, toll free telephone number at 1-877- 290-3210 or Internet at www.proxyvoting.com/hub not later than 9:30 a.m., Central time, on May 5, 2003, or, if the Meeting is adjourned, 24 hours before any adjourned meeting. If this proxy is not dated in the space provided, it will be deemed to bear the date on which it is mailed.

(3)	If an individual, please sign exactly as your shares are registered. If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his or her name printed below his or her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy. In many cases, shares beneficially owned by a holder (a “non-registered holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non- registered holders should, in particular, review the section entitled “VOTING OF PROXIES” in the accompanying Proxy Circular and Statement and carefully follow the instructions of their intermediaries. All registered holders of shares should refer to the accompanying Proxy Circular and Statement for further information regarding completion and use of this proxy and other information pertaining to the Meeting.

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